Execution Copy










                          AGREEMENT AND PLAN OF MERGER





                                  BY AND AMONG





                                 CITIGROUP INC.,



                            MERCURY MERGER SUB, INC.


                                       AND



                            GOLDEN STATE BANCORP INC.



                            DATED AS OF MAY 21, 2002

                                TABLE OF CONTENTS




ARTICLE I THE MERGER...........................................................1

   SECTION 1.1          The Merger.............................................1
   SECTION 1.2          Closing................................................2
   SECTION 1.3          Effective Time.........................................2
   SECTION 1.4          Effects of the Merger..................................2
   SECTION 1.5          Certificate of Incorporation and By-laws of the
                        Surviving Corporation..................................2
   SECTION 1.6          Directors and Officers.................................2

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS;  EXCHANGE OF CERTIFICATES    3

   SECTION 2.1          Effect on Capital Stock................................3
   SECTION 2.2          Proration..............................................6
   SECTION 2.3          Election and Exchange Procedures.......................7
   SECTION 2.4          Certain Adjustments...................................12
   SECTION 2.5          Shares of Dissenting Stockholders.....................12
   SECTION 2.6          Litigation Tracking Warrants..........................12

ARTICLE III REPRESENTATIONS AND WARRANTIES....................................13

   SECTION 3.1          Representations and Warranties of the Company.........13
   SECTION 3.2          Representations and Warranties of Parent..............39

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS..........................44

   SECTION 4.1          Conduct of Business by the Company....................44
   SECTION 4.2          Advice of Changes.....................................49
   SECTION 4.3          No Solicitation by the Company........................49
   SECTION 4.4          Certain Tax Matters...................................51
   SECTION 4.5          Transition............................................52
   SECTION 4.6          No Fundamental Changes in the Conduct of Business by
                        Parent................................................52

ARTICLE V ADDITIONAL AGREEMENTS...............................................53

   SECTION 5.1          Preparation of the Form S-4, Proxy Statement;
                        Stockholders Meeting..................................53
   SECTION 5.2          Letters of the Company's Accountants..................54
   SECTION 5.3          Letters of Parent's Accountants.......................54
   SECTION 5.4          Access to Information; Confidentiality................54
   SECTION 5.5          Reasonable Best Efforts...............................55
   SECTION 5.6          Company Equity-Based Incentives.......................56
   SECTION 5.7          Indemnification, Exculpation and Insurance............57
   SECTION 5.8          Fees and Expenses.....................................58

                                       i

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   SECTION 5.9          Public Announcements..................................60
   SECTION 5.10         Affiliates............................................60
   SECTION 5.11         Stock Exchange Listing................................60
   SECTION 5.12         Stockholder Litigation................................60
   SECTION 5.13         Standstill Agreements; Confidentiality Agreements.....60
   SECTION 5.14         Conveyance Taxes......................................60
   SECTION 5.15         Employee Benefits.....................................61
   SECTION 5.16         Tax Matters...........................................62
   SECTION 5.17         Amendment of Warrant Agreement........................62

ARTICLE VI CONDITIONS PRECEDENT...............................................62

   SECTION 6.1          Conditions to Each Party's Obligation to Effect the
                        Merger................................................62
   SECTION 6.2          Conditions to Obligations of Parent...................63
   SECTION 6.3          Conditions to Obligations of the Company..............64
   SECTION 6.4          Frustration of Closing Conditions.....................65

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.................................65

   SECTION 7.1          Termination...........................................65
   SECTION 7.2          Effect of Termination.................................66
   SECTION 7.3          Amendment.............................................66
   SECTION 7.4          Extension; Waiver.....................................66

ARTICLE VIII GENERAL PROVISIONS...............................................67

   SECTION 8.1          Nonsurvival of Representations and Warranties.........67
   SECTION 8.2          Notices...............................................67
   SECTION 8.3          Definitions...........................................68
   SECTION 8.4          Interpretation........................................69
   SECTION 8.5          Counterparts..........................................70
   SECTION 8.6          Entire Agreement; No Third-Party Beneficiaries........70
   SECTION 8.7          Governing Law.........................................70
   SECTION 8.8          Assignment............................................70
   SECTION 8.9          Consent to Jurisdiction...............................70
   SECTION 8.10         Headings..............................................70
   SECTION 8.11         Severability..........................................71
   SECTION 8.12         Enforcement...........................................71





                                       ii
632878.10-New York Server 7A                MSW - Draft May 21, 2002 - 8:36 PM
632878.12-New York Server 7A - MSW

                             INDEX OF DEFINED TERMS

Term                                                                        Page
----                                                                        ----

1998 Merger Agreement..........................................................5
Actions.......................................................................51
Adjusted Option...............................................................56
Adjustment Event..............................................................12
affiliate..................................................................68, 3
Aggregate Cash Amount..........................................................4
Aggregate Company Share Amount.................................................4
Aggregate Parent Share Amount..................................................5
Agreement......................................................................1
Assumed Options................................................................1
Bank..........................................................................14
Bank Combination..............................................................55
CALGLs........................................................................14
CALGZs........................................................................14
Cash Consideration.............................................................3
Cash Election..................................................................3
Cash Election Shares...........................................................3
Certificate of Merger..........................................................2
Change in the Company Recommendation..........................................50
Closing........................................................................2
Closing Date...................................................................2
Closing Parent Share Value.................................................5, 68
Closing Transaction Value......................................................5
Code...........................................................................1
Company........................................................................1
Company Acquisition Agreement.................................................51
Company Common Stock...........................................................1
Company Disclosure Schedule...................................................13
Company Filed SEC Documents...................................................19
Company Finance Subsidiaries..................................................23
Company Material Contracts....................................................19
Company Preferred Stock.......................................................14
Company Recommendation........................................................53
Company Regulatory Agreement..................................................21
Company SEC Documents.........................................................17
Company Stock Certificates.....................................................8
Company Stock Options.........................................................15
Company Stock Plans...........................................................15
Company Stockholder Approval..................................................35
Company Stockholders Meeting...................................................1
Company Superior Proposal.....................................................50
Company Takeover Proposal.....................................................50
Confidentiality Agreement.....................................................54

Continuation Period...........................................................61
Continuing Employees..........................................................61
control.......................................................................68
Derivative Transactions.......................................................36
DGCL...........................................................................1
Dissenting Shares.............................................................12
Effective Time.................................................................2
Election.......................................................................7
Election Deadline..............................................................8
Employee......................................................................19
Environmental Claims..........................................................32
ERISA.........................................................................28
ERISA Affiliate...............................................................28
Excess Option Shares...........................................................4
Exchange Act..................................................................17
Exchange Agent.................................................................8
Exchange Fund..................................................................9
Exchange Ratio.................................................................5
Exchangeable Shares............................................................5
Federal Reserve...............................................................17
Finance Laws..................................................................23
Ford Parties...................................................................6
Form of Election...............................................................8
Form S-4......................................................................17
GAAP..........................................................................18
Governmental Approvals........................................................17
Governmental Entity...........................................................17
Holder.........................................................................7
HSR Act.......................................................................17
Indemnified Parties...........................................................57
Indenture.....................................................................55
Instruments of Indebtedness...................................................18
Intellectual Property.........................................................32
IRS...........................................................................25
knowledge.....................................................................69
Leased Properties.............................................................38
Leases........................................................................38
Letter of Transmittal.........................................................11
Liens.........................................................................14
LTWs..........................................................................12
Major Shareholder.............................................................16
material......................................................................46
material adverse change.......................................................68
material adverse effect.......................................................68
Merger.........................................................................1
Merger Agreement...............................................................1
Merger Consideration...........................................................6

Merger Sub.....................................................................1
Non-Election Shares............................................................4
NYSE...........................................................................5
Other Company Documents.......................................................22
OTS Approval..................................................................17
Owned Properties..............................................................37
Parent.........................................................................1
Parent Authorized Preferred Stock.............................................39
Parent Common Stock.........................................................3, 1
Parent Disclosure Schedule....................................................39
Parent Employee Stock Options.................................................40
Parent Regulatory Agreement...................................................43
Parent SEC Documents..........................................................42
Parent Series F Preferred Stock...............................................39
Parent Series G Preferred Stock...............................................39
Parent Series H Preferred Stock...............................................39
Parent Series M Preferred Stock...............................................39
Parent Series Q Preferred Stock...............................................39
Parent Series R Preferred Stock...............................................39
Parent Series V Preferred Stock...............................................39
Parent Series Y Preferred Stock...............................................39
Parent Series YY Preferred Stock..............................................39
Parent Series YYY Preferred Stock.............................................40
Parent Stock Certificate......................................................10
Parent Stock Plans............................................................40
PBGC..........................................................................30
PCC...........................................................................27
Per Share Amount...............................................................6
Permits.......................................................................21
person........................................................................69
Plans.........................................................................28
Policies, Practices and Procedures............................................36
Post-Signing Returns..........................................................51
Pre-Termination Takeover Proposal Event.......................................59
Proxy Statement...............................................................17
PSX...........................................................................42
REIT Preferred Stock..........................................................14
Requisite Regulatory Approvals................................................63
Restraints....................................................................63
SEC........................................................................68, 1
Securities Act.............................................................17, 1
Securityholders Agreement......................................................1
Shortfall Number...............................................................7
significant subsidiaries......................................................39
Skadden Arps...................................................................2
Software......................................................................32
Stock Consideration............................................................3

Stock Conversion Number........................................................6
Stock Election.................................................................3
Stock Election Number..........................................................6
Stock Election Shares..........................................................3
subsidiary....................................................................69
Surviving Corporation..........................................................1
Tax...........................................................................27
Tax Return....................................................................28
Taxes.........................................................................27
Third Party Leases............................................................38
Title IV Plans................................................................28
Wachtell......................................................................62
Warrant Agreement.............................................................15

                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 21, 2002, by and among CITIGROUP INC., a Delaware corporation ("Parent"), GOLDEN STATE BANCORP INC., a Delaware corporation (the "Company"), and MERCURY MERGER SUB, INC., a Delaware corporation and a subsidiary of Parent ("Merger Sub").

                  WHEREAS, each of Parent, Merger Sub and the Company desire to enter into a transaction whereby the Company will merge with and into Merger Sub (the "Merger"), with Merger Sub being the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $1.00 per share, of the Company ("Company Common Stock"), will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(d));

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the Merger (as defined below) in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and determined that the Merger is advisable, and Parent has adopted this Agreement and the Merger as the parent of Merger Sub;

                  WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, Parent and certain stockholders of the Company have entered into a Securityholders Agreement, dated as of the date hereof (the "Securityholders Agreement"), providing, among other things, that such stockholders will vote, or cause to be voted, at the meeting of the Company's stockholders to be called for the purpose of voting on the adoption of this Agreement (the "Company Stockholders Meeting") all of the shares of Company Common Stock owned by them (except as otherwise provided in such Securityholders Agreement) in favor of the Merger; and

                  WHEREAS, for Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be, and is hereby, adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

        SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Merger Sub at the Effective Time. Following the Effective Time, Merger Sub shall be the surviving corporation (the "Surviving Corporation"), shall become a direct, wholly owned subsidiary of Parent and shall succeed to and assume all of the rights and obligations of the Company in accordance with the DGCL.

        SECTION 1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI hereof, the closing of the Merger (the "Closing") will take place at 4:00 p.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), Four Times Square, New York, New York 10036 or at such other location as is agreed to by the parties hereto.

        SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

        SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

        SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation and the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the name of the Merger Sub shall be amended as of the Effective Time to a name designated by Parent prior to the Company Stockholders Meeting.

        SECTION 1.6 Directors and Officers. The directors of Merger Sub shall, from and after the Effective Time, become the directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. The officers of the Company shall, from and after the Effective Time, become the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

           SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                (a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock owned by Merger Sub or a subsidiary of Parent or Merger Sub shall be converted pursuant to the Merger as provided in Section 2.1(c) and Section 2.2. Notwithstanding Section 2.1(c) and
Section 2.2, each share of Company Common Stock owned by Parent or a subsidiary of the Company shall be converted into Parent Common Stock (as defined below).

                (c) Conversion of Company Common Stock. Subject to the provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 2.1(b) hereof and Dissenting Shares (as defined in Section 2.5 hereof)) shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.3 below and subject to Sections 2.2 and 2.4, into the right to receive the following:

                        (i) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.3 (a "Cash Election"), the right to receive in cash from Parent an amount equal to the Per Share Amount (as defined below) (the "Cash Consideration") (collectively, "Cash Election Shares");

                        (ii) for each share of Company Common Stock with respect to which an election to receive common stock, par value $.01 per share, of Parent ("Parent Common Stock") has been effectively made and not revoked or lost, pursuant to Section 2.3 (a "Stock Election"), the right to receive from Parent the fraction of a share of Parent Common Stock as is equal to the Exchange Ratio (as defined below) (the "Stock Consideration") (collectively, the "Stock Election Shares"); and

                        (iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.3 (collectively, "Non-Election Shares"), the right to receive from Parent such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 2.2(b).

                (d) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                        (i) "Aggregate Cash Amount" means 40% of the product of (x) the Aggregate Company Share Amount, less the number of outstanding shares of Company Common Stock cancelled pursuant to
         Section 2.1(b) hereof (but excluding from such reduction the 16,433,269 treasury shares as of May 17, 2002 and treasury shares arising after May 17, 2002 in connection with the exercise of Company Stock Options after May 17, 2002) and (y) $41.00; provided, however, that if, at the Effective Time, the aggregate number of shares of Company Common Stock issuable upon exercise of then outstanding Company Stock Options (as defined below) exceeds the difference between (A) 5,361,680 less (B) the aggregate number of shares of Company Common Stock issued upon exercise of Company Stock Options after May 17, 2002 and prior to the Effective Time (such excess being referred to herein as the "Excess Option Shares"), then the "Aggregate Cash Amount" shall be reduced by the product of (A) the Excess Option Shares and (B) an amount equal to the excess of $41.00 over the weighted average exercise price of the Excess Stock Options (if separately identifiable or, if not, the outstanding Company Stock Options) at the Effective Time.

                        (ii) "Aggregate Company Share Amount" shall equal 136,041,431 shares of Company Common Stock; provided, however, that the Aggregate Company Share Amount shall be increased (A) by virtue of the issuance of any shares of Company Common Stock upon the exercise from and after May 17, 2002 and prior to the Effective Time of Company Stock Options outstanding on May 17, 2002 and (B) upon the issuance prior to the Effective Time of any shares of Company Common Stock (x) pursuant to Section 1.6(a) or (b) of the 1998 Merger Agreement, or (y) to the extent contemplated by Section 6(c)(iii)(A) of the Securityholders Agreement, pursuant to Section 1.6(c) of the 1998 Merger Agreement or
         (z) pursuant to the terms of the LTWs, in each case on the basis of one additional share of Company Common Stock for each share so issued; provided, further, that the "Aggregate Company Share Amount" shall in no event exceed 146,773,293 shares of Company Common Stock plus any shares of Company Common Stock issued prior to the Effective Time pursuant to the terms of the LTWs (as such term is defined is Section
         2.6 of this Agreement) or pursuant to Section 1.6(a) or (b) of the 1998 Merger Agreement.

                        (iii) "Aggregate Parent Share Amount" shall be equal to 71,204,085 shares of Parent Common Stock; provided, however, that the "Aggregate Parent Share Amount" shall be increased (x) by virtue of the issuance of any shares of Company Common Stock upon the exercise prior to the Effective Time of Company Stock Options outstanding on May 17, 2002 and (y) upon the issuance prior to the Effective Time of any shares of Company Common Stock issuable (x) pursuant to Section 1.6(a) or (b) of the 1998 Merger Agreement, or (y) to the extent contemplated by Section 6(c)(iii)(A) of the Securityholders Agreement, pursuant to Section 1.6(c) of the 1998 Merger Agreement or (z) pursuant to the terms of the LTWs, and shall be decreased in the event any shares of Company Common Stock are cancelled pursuant to Section 2.1(b) hereof, other than the 16,433,269 treasury shares as of May 17, 2002 and treasury shares arising after May 17, 2002 in connection with the exercise of Company Stock Options after May 17, 2002, in each case on a basis of .5234 additional shares of Parent Common Stock for each share of Company Common Stock so issued or cancelled; provided, further that the "Aggregate Parent Share Amount" shall in no event exceed 76,821,142 shares of Parent Common Stock plus any additional shares issuable in respect of shares of Company Common Stock issued prior to the Effective Time pursuant to the terms of the LTWs or pursuant to Section 1.6(a) or (b) of the 1998 Merger Agreement.

                        (iv) "Closing Parent Share Value" means the arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of Parent Common Stock reported on the New York Stock Exchange
         (the "NYSE") Composite Tape for the five consecutive trading days immediately preceding but not including the second trading day prior to the Closing Date.

                        (v)      "Closing Transaction Value" means the sum of
         (A) the Aggregate Cash Amount and (B) the product obtained by multiplying the Aggregate Parent Share Amount by the Closing Parent Share Value.

                        (vi) "Exchange Ratio" means that fraction of a share of Parent Common Stock as shall be obtained by dividing the Per Share Amount by the Closing Parent Share Value.

                        (vii) "Exchangeable Shares" means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest one-thousandth of a share.

                        (viii) "1998 Merger Agreement" means the Agreement and Plan of Reorganization, by and among the Company, GS Financial Corporation, First Nationwide (Parent) Holdings Inc., First Nationwide Holdings Inc., First Gibraltar Holdings Inc., and Hunter's
                                       5

         Glen/Ford, LTD., dated as of February 4, 1998, as amended and supplemented.

                        (ix) "Per Share Amount" means the amount obtained by dividing the Closing Transaction Value by the number of Exchangeable Shares.

                        (x) "Ford Parties" means Gerald J. Ford, Hunter's Glen/Ford, Ltd. and Turtle Creek Revocable Trust.

                  The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

                  SECTION 2.2       Proration.

                        (a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to be converted into Stock Consideration pursuant to Section 2.1(c) (the "Stock Conversion Number") shall be equal to the quotient obtained by dividing (x) the Aggregate Parent Share Amount by (y) the Exchange Ratio. All of the other shares of Company Common Stock shall be converted into Cash Consideration (in each case, excluding shares of Company Common Stock to be canceled as provided in Section 2.1(b) and Dissenting Shares).

                        (b) Within five business days after the later to occur of the Election Deadline or the Effective Time (as such terms are defined in Sections 2.3(d) and 1.3, respectively), Parent shall cause the Exchange Agent (as defined in Section 2.3) to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

                                (i) If the aggregate number of shares of Company Common Stock with respect to which a Stock Election shall have been made (the "Stock Election Number") exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof (other than Stock Election Shares held by the Ford Parties, all of which shall be converted into Stock Consideration) will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder (other than the Ford Parties) by (y) a fraction, the numerator of which is the Stock Conversion Number less the number of Stock Election Shares held by the Ford Parties and the denominator of which is the Stock Election Number less the number of Stock Election Shares held by the Ford Parties, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration; and

                                (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                                (A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                                (B)      If the Shortfall Number exceeds the
                  number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

                SECTION 2.3 Election and Exchange Procedures. Each holder of record of shares of Company Common Stock (other than Dissenting Shares) ("Holder") shall have the right, subject to the limitations set forth in this
Article II, to submit an election in accordance with the following procedures:

                        (a) Each Holder may specify in a request made in accordance with the provisions of this Section (herein called an "Election") (x) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

                        (b) Parent shall prepare a form reasonably acceptable to the Company (the "Form of Election") which shall be mailed to the Company's stockholders entitled to vote at the Company Stockholders Meeting so as to permit the Company's stockholders to exercise their right to make an Election prior to the Election Deadline (as defined in subsection (d)).

                        (c) Parent shall make the Form of Election initially available at the time that the Proxy Statement (as defined herein) is made available to the stockholders of the Company, to such stockholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of the Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

                        (d) Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates of the shares of Company Common Stock (the "Company Stock Certificates") to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole discretion. As used herein, "Election Deadline" means 5:00 p.m. on the date that is the day prior to the date of the Company Stockholder Meeting. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

                        (e) Any Company stockholder may, at any time prior to the Election Deadline, change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

                        (f) Any Company stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Company Stock Certificate, or of the guarantee of delivery of such certificates,
                                       8
previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Parent or the Company that this Agreement has been terminated in accordance with Article VII.

                        (g) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a Company Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined in Section 3.1(j)) required as a result of such payment to a person other than the registered holder of such Company Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of Parent Common Stock) otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

                        (h) After the Effective Time there shall be no further registration or transfers of shares of Company Common Stock. If after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

                        (i) At any time following the nine month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to holders of shares of Company Common Stock that was deposited with the Exchange Agent at the Effective Time (the "Exchange Fund") (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Parent), and holders shall be entitled to look only to the Parent (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or other distributions with respect to Parent Common Stock payable upon due surrender of their Company Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Parent nor the Exchange Agent shall be liable to any holder of a Company Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                        (j) In the event any Company Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate(s) to be lost, stolen or destroyed and, if
                                       9
required by Parent, the posting by such person of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Stock Certificates.

                        (k) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (l) below, and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Stock Certificate in accordance with subsection (l) below. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Stock Certificate there shall be paid to the holder of a certificate for Parent Common Stock (a "Parent Stock Certificate") representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to subsection (l), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent cash for these purposes, if necessary.

                        (l) No Parent Stock Certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates; no dividend or distribution by Parent shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of Parent. In lieu of any such fractional shares, each holder of a Company Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Company Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the Closing Parent Share Value.

                        (m) Parent shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Company Stockholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.3, (C) the issuance and delivery of Parent Stock Certificates into which shares of Company Common Stock are converted in the Merger and (D) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock where the holder of the applicable Company Stock Certificate has no right to receive whole shares of Parent Common Stock.

                        (n) As soon as reasonably practicable following the Effective Time, Parent will deposit with the Exchange Agent certificates representing shares of Parent Common Stock sufficient to pay in a timely manner, and the Parent shall instruct the Exchange Agent to timely pay, the aggregate Stock Consideration. In addition, Parent shall make available to the Exchange Agent on a daily basis sufficient cash to permit prompt payment of the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock, and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock where the holder of the applicable Company Stock Certificate has no right to receive whole shares of Parent Common Stock.

                        (o) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section
2.1 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor who did not complete an Election Form,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificate(s) shall pass, only upon delivery of the Company Stock Certificate(s) (or affidavits of loss in lieu of such certificates) (the "Letter of Transmittal") to the Exchange Agent and shall be in such form and have such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in surrendering the Company Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3(l) and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(k).

                        (p) Upon surrender to the Exchange Agent of its Company Stock Certificate or Company Stock Certificates, accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by it, subject to Sections 2.1 and 2.2) in respect of the shares of Company Common Stock represented by its Company Stock Certificate. Until so surrendered, each such Company Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3(l) and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(k).

                SECTION 2.4 Certain Adjustments. If after the date hereof and on or prior to the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an "Adjustment Event"), the Aggregate Parent Share Amount shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such Adjustment Event; provided, further, that, in the case of an Adjustment Event in respect of the distribution of shares of Travelers Property and Casualty Corp. capital stock to Parent's stockholders, the Aggregate Parent Share Amount shall be adjusted by determining the value of the distribution based on the NYSE methodology for setting the opening trading price for shares of Parent Common Stock on the date that shares of Parent Common Stock begin trading on an ex-dividend basis (which valuation methodology is the same methodology that will be used in the anti-dilution adjustments made to the outstanding employee stock options to purchase Parent Common Stock).

                SECTION 2.5 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right after the Election Deadline, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Stock Election Consideration or the Cash Election Consideration or a combination thereof as determined by Parent in its sole discretion. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                SECTION 2.6 Litigation Tracking Warrants. Following the Effective Time, the outstanding litigation tracking warrants issued by the Company to purchase shares of Company Common Stock and those held in tandem with stock options outstanding under the Amended and Restated Golden State Bancorp Inc. Stock Option and Long-Term Performance Incentive Plan, as amended (the "LTWs"), whether or not then exercisable, shall be assumed by Parent. Each LTW shall continue to have, and be subject to, the same terms and conditions applicable to such LTW immediately prior to the Effective Time, except that, from and after the Effective Time, each LTW shall, when and if it becomes exercisable in accordance with its terms, be exercisable in respect of

Parent Common Stock and cash in the same proportion that the holders of Company Common Stock receive in the aggregate in the Merger as measured as of the Effective Time. Parent shall be solely responsible for the issuance of Parent Common Stock and the delivery of the cash amount upon such exercise. From and after the Effective Time, (i) Parent shall (A) assume all of the obligations and obtain all of the rights of the Company under the Warrant Agreement and in connection with the LTWs and (B) be solely responsible for the issuance of Parent Common Stock and the delivery of the cash amount upon exercise of the LTWs, and (ii) the Company shall have no further rights and obligations under the Warrant Agreement and in connection with the LTWs.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                SECTION 3.1 Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, the Company represents and warrants to Parent as follows:

                (a)      Organization, Standing and Corporate Power.

                        (i) Each of the Company and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company or the applicable subsidiary.

                        (ii) The Company has delivered or made available to Parent prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws or other organizational documents, as amended to date, of the Company and its subsidiaries.

                        (iii) The minute books of the Company, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the stockholders, the Board of

         Directors and all standing committees of the Board of Directors of the Company since January 1, 1999.

                (b) Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule lists all the subsidiaries of the Company, whether consolidated or unconsolidated. The issued and outstanding securities of California Federal Bank (the "Bank") consists of: (i) 60,880,000 issued and outstanding shares of common stock and 1,725,000 issued and outstanding shares of 10 5/8% Noncumulative Perpetual Preferred Stock, Series B and 3,007,900 issued and outstanding shares of 11 1/2% Noncumulative Perpetual Preferred Stock, Series C, all of which are owned by Golden State Holdings Inc., a wholly-owned subsidiary of the Company;
(ii) 5,077,323 Contingent Litigation Recovery Participation Interests ("CALGZs"), issued by the Bank, pursuant to an Agreement, dated as of June 30, 1995, between the Bank and Chemical Trust Company of California; and
(iii) 5,078,221 Secondary Contingent Litigation Recovery Participation Interests ("CALGLs"), issued by the Bank, pursuant to an Agreement, dated as of December 2, 1996, between the Bank and ChaseMellon Shareholder Services, LLC. Except for the securities of the Bank identified above the issued and outstanding securities of the subsidiaries of the Company consists of: (i) 20,000,000 shares of preferred stock of Preferred Capital Corp. (the "REIT Preferred Stock") with a stated liquidation value of $25 per share; (ii) shares of capital stock, or other equity interests, that are owned, directly or indirectly, by the Company; and (iii) such securities as are set forth in Section 3.1(b) of the Company Disclosure Schedule. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of, or other equity interests in, each such subsidiary: (i) have been validly issued and are fully paid and nonassessable; (ii) are owned directly or indirectly by the Company (other than the REIT Preferred Stock, the CALGZs and the CALGLs), free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed generally on similar entities under applicable law (collectively, "Liens"); and (iii) are free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such subsidiary's business as currently conducted. Neither the Company nor any of its subsidiaries conducts any international operations or is subject to any regulatory oversight by foreign Governmental Entities (as defined below in Section 3.1(d)).

                (c) Capital Structure. The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $1.00 per share, of the Company ("Company Preferred Stock"). As of May 17, 2002: (i) 152,474,700 shares of Company Common Stock were issued and outstanding, of which 160,056 shares are restricted shares of Company Common Stock issued pursuant to the Company Stock Plans (as defined below); (ii) 16,433,269 shares of Company Common Stock were held by the Company in its treasury and no shares of Company Common Stock were held by subsidiaries of the Company; (iii) no shares of Company Preferred Stock were issued and outstanding; (iv) no shares of Company Preferred Stock were held by the Company in its treasury or were held by any subsidiary of the Company; (v) 7,821,666 shares of Company Common

Stock were reserved for issuance pursuant to the Company's Omnibus Stock Plan and all other plans, agreements or arrangements providing for equity-based compensation to any director, Employee, consultant or independent contractor of the Company or any of its subsidiaries (collectively, the "Company Stock Plans"), of which 5,361,680 shares are subject to outstanding Company Stock Options (as defined below); and (vi) 83,687,589 LTWs were issued and outstanding pursuant to the Warrant Agreement dated as of May 4, 1998 between the Company and Chase Mellon Shareholder Services L.L.C. (the "Warrant Agreement"). All outstanding shares of capital stock of the Company are, and all shares thereof which may be issued prior to the Closing will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Company has delivered to Parent a true and complete list, as of the close of business on May 17, 2002, of all outstanding stock options to purchase or receive Company Common Stock and all other rights to purchase or receive Company Common Stock granted under the Company Stock Plans (collectively, the "Company Stock Options"), the number of shares subject to each such Company Stock Option, the grant dates and exercise prices of each such Company Stock Option and the names of the holders thereof. Except as set forth in this Section 3.1(c) and in Section 3.1(c) of the Company Disclosure Schedule and except for changes since May 17, 2002, resulting from (i) the issuance of shares of Company Common Stock pursuant to and in accordance with Company Stock Options outstanding prior to May 17, 2002; (ii) transactions contemplated by the 1998 Merger Agreement pursuant to the terms thereof; (iii) the issuance of Company Common Stock upon exercise of the LTWs pursuant to the terms thereof and (iv) as expressly contemplated hereby or by the Securityholders Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of the Company, (B) any securities of the Company or any Company subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of the Company, or (C) any warrants, calls, options or other rights to acquire from the Company or any Company subsidiary, or any obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for, capital stock or voting securities or other ownership interests of the Company, and (y) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, other than pursuant to any "cashless exercise" provision of any Company Stock Options. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are no outstanding (A) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests in any subsidiary of the Company, (B) warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, or any obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or other ownership interests in, any subsidiary of the Company or (C) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its subsidiaries is a party and, other than the Securityholders Agreement and other than as described in Section 3.1(c) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date hereof, no other person having beneficial ownership (within the meaning of Rule 13d-3) of more than 5% of the outstanding Company Common Stock (a "Major Shareholder") is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to any of the securities of the Company or any of its subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or, other than the Securityholders Agreement or as described in Section 3.1(c) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date hereof, any Major Shareholder is a party with respect to the voting of the capital stock of the Company or any of the subsidiaries.

                (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to the Company Stockholder Approval (as defined in Section 3.1(r)) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (including, without limitation, the Bank Combination (as defined in Section 5.5)) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any obligation or loss of a benefit or, in the case of clause (iii) below, any material obligation or loss of a material benefit, under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company, (ii) the certificate of incorporation or by-laws or the comparable organizational documents of any of its subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, vendor agreement, software agreement or other agreement, instrument, Intellectual Property (as defined in Section 3.1(n)) right, permit, concession, franchise, license or similar authorization applicable to the Company or any of its subsidiaries or their respective properties or assets that is material to the operations of the Company and its subsidiaries taken as a whole or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (iv), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) reasonably be expected to have a material adverse effect on the Company or (y) reasonably be expected to materially impair or materially delay the ability of the Company to perform its obligations under this Agreement. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any (i) Federal, state, local, municipal or foreign government, (ii) governmental, quasi-governmental authority (including any governmental agency, commission, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (iii) any self-regulatory organization, administrative or regulatory agency, commission or authority (each, a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (1) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filing of a copy of the application to the Federal Reserve Board pursuant to Section 7A(c)(8) of the HSR Act; (2) the filings with the SEC of (A) a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") and a registration statement on Form S-4 to be prepared and filed in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4"), and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and its subsidiaries are qualified or licensed to do business or state securities or "blue sky" laws; (4) the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") under Section 4(j) of the Bank Holding Company Act; (5) the approval of the Office of Thrift Supervision under the Homeowners' Loan Act (the "OTS Approval"); (6) filings in respect of, and approvals and authorizations of, any Governmental Entity having jurisdiction over the consumer lending, banking, insurance or other financial services businesses; and (7) filings required as a result of the particular status of Parent or Merger Sub (collectively, the "Governmental Approvals").

                (e) Company Documents; Undisclosed Liabilities. Since
January 1, 1999, the Company and each of its SEC reporting subsidiaries have filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (the "Company SEC Documents"). As of their respective filing dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) no Company SEC Document, as of their respective dates, except as amended or supplemented by a subsequent Company Filed SEC Document (as defined in

Section 3.1(g)), contained, and no Company SEC Document filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its subsidiaries included in Company SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and/or its subsidiaries, as the case may be, as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Company SEC Documents to be filed subsequent to the date hereof are not reasonably expected to be material in amount or effect). Except (A) as reflected in the Company's unaudited balance sheet as of March 31, 2002 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business since March 31, 2002 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature. Section 3.1(e) of the Company Disclosure Schedule identifies each subsidiary of the Company that is required to file Company SEC Documents with the SEC.

                (f) Certain Contracts. Except as set forth in the exhibit index for the Company's Report on Form 10-K for the year ended December 31, 2001 or as permitted pursuant to Section 4.1 or as set forth on Section 3.1(f) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by (a) any agreement relating to the incurring of indebtedness by the Company or any of its subsidiaries (including sale and leaseback transaction in excess of $2,100,000 and including capitalized lease transactions and other similar financing transactions) including, without limitation, any such agreement which contains provisions which in any non-de-minimis manner restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, "Instruments of Indebtedness"), (b) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (c) any non-competition agreement or any other agreement or obligation which purports to limit in any respect (i) the ability of the Company or its businesses to solicit customers or (ii) the manner in which, or the localities in which, all or any substantial portion of the business of the Company and its subsidiaries, taken as a whole, or, following consummation of the transactions contemplated by this Agreement, Parent and its subsidiaries, is or would be conducted, (d) any agreement providing for the indemnification by the Company or a subsidiary of the Company of any person, other than customary agreements relating to the indemnity of directors, officers and employees of the Company or its subsidiaries, (e) any joint venture or partnership agreement, (f) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business (other than in connection with securitization or financing transactions or contracts entered into in the ordinary course of business that require that the particular transactions that are the subject thereof to be conducted with the counterparty or counterparties to the contract), (g) any contract or agreement providing for any material future payments that are conditioned, in whole or in part, on a change of control of the Company or any of its subsidiaries, (h) any collective bargaining agreement, (i) any employment agreement or any agreement or arrangement that contains any material severance pay or post-employment liabilities or obligations to any current or former employee of the Company or its subsidiaries (any such person, hereinafter, an "Employee"), other than as required under law,
(j) any agreement regarding any agent bank or other similar relationships with respect to lines of business, (k) any material agreement that contains a "most favored nation" clause, (l) any material agreement pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder, (m) any material agreements pursuant to which the Company or any of its subsidiaries leases any real property, and (n) any contract or other agreement not made in the ordinary course of business which is material to the Company and its subsidiaries taken as a whole or which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations of the type described in clauses (a) through (n) being referred to herein as "Company Material Contracts"). Each Company Material Contract is valid and binding on the Company (or, to the extent a subsidiary of the Company is a party, such subsidiary) and, to the knowledge of the Company, any other party thereto and is in full force and effect. Neither the Company nor any of its subsidiaries is in breach or default under any Company Material Contract. Neither the Company nor any subsidiary of the Company knows of, or has received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract by any other party thereto. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Company Material Contracts. Except as set forth in Section 3.1(f) of the Company Disclosure Schedule, there are no provisions in any Instrument of Indebtedness that provide any restrictions on, or that require that any financial payment (other than payment of outstanding principal and accrued principal) be made in the event of, the repayment of the outstanding indebtedness thereunder prior to its term.

                (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.1(g) of the Company Disclosure Schedule, or as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof (as amended to the date hereof, "Company Filed SEC Documents"), since December 31, 2001, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been:

                        (i) any material adverse change in the Company, including, but not limited to, any material adverse change arising from or relating to fraudulent or unauthorized activity,

                        (ii) any issuance of Company Stock Options or restricted shares of Company Common Stock (in any event identifying in Section 3.1(g) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 31, 2001),

                        (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, other than regular quarterly cash dividends not to exceed $0.10 on the Company Common Stock in accordance with its terms and regular cash dividends on the REIT Preferred Stock of Preferred Capital Corp. in accordance with its terms,

                        (iv) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock (and LTWs, if any) upon the exercise of Company Stock Options awarded prior to the date hereof in accordance with their present terms,

                        (v) prior to the date hereof (A) any granting by the Company or any of its subsidiaries to any current or former director, executive officer or other Employee of any increase in compensation, bonus or other benefits, except for increases to then current Employees who are not directors or executive officers that were made in the ordinary course of business, (B) any granting by the Company or any of its subsidiaries to any such current or former director, executive officer or Employee of any increase in severance or termination pay, or (C) any entry by the Company or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or any Employee,

                        (vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company affecting its assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

                        (vii) any Tax election or change in any Tax election, amendment to any Tax Return (as defined in Section 3.1(j)), closing agreement with respect to Taxes, or settlement or compromise of any income Tax liability by the Company or its subsidiaries, except as would not be required to be disclosed in the Company SEC Documents,

                        (viii)   any material change in investment policies, or

                        (ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

                (h)      Licenses; Compliance with Applicable Laws

                        (i) Section 3.1(h) of the Company Disclosure Schedule sets forth a true and complete listing of all states in which the Company and its subsidiaries are licensed to conduct business, including in connection with their mortgage or auto lending businesses. The Company, its subsidiaries and Employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the respective businesses of the Company and its subsidiaries (the "Permits") as presently conducted. Each of the Company and its subsidiaries is, and for the last five years has been, in compliance in all material respects with the terms of the Permits and all the Permits are in full force and effect and no suspension modification or revocation of any of them is pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, do grounds exist for any such action.

                        (ii) Each of the Company and its subsidiaries is, and for the last five years has been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, Permits, rules, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to the Company or its subsidiaries.

                        (iii) Neither the Company nor any of its subsidiaries is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or, except as would not have a material adverse effect on the Company, is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that restricts in any respect the conduct of its business or, except as would not have a material adverse effect on the Company, that in any manner relates to its capital adequacy, its policies, its management or its business (each, a "Company Regulatory Agreement"), nor has the Company or any of its subsidiaries or affiliates (as defined in Section 8.3(a)) (A) to the Company's knowledge, been advised since January 1, 2001 by any Governmental Entity that it is considering issuing or requesting any such Company Regulatory

         Agreement or (B) have knowledge of any pending or threatened regulatory investigation.

                        (iv) Except for filings with the SEC, which are the subject of Section 3.1(e), the Company and each of its subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1999 with any Governmental Entity (the "Other Company Documents"), and have timely paid all taxes, fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on the Company. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of the Company or any of its subsidiaries. No Other Company Document, as of their respective dates, except as amended or supplemented by an Other Company Document filed prior to the date hereof, contained, and no Other Company Document filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to Parent a true and complete copy of each material Other Company Document, including currently effective Forms BD.

                        (v) Neither the Company nor any of its subsidiaries nor any of their respective current directors, executive officers or Employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations which would be required to be disclosed in any Other Company Document except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the knowledge of the Company threatened.

                        (vi)     Except as disclosed on such Forms BD or
         Forms U-4, neither the Company or any of its affiliates, nor, to the knowledge of the Company, any "affiliated person" (as defined in the Investment Company Act) of the Company or any of its affiliates, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to act as, or subject to any disqualification which would form a reasonable basis for any denial, suspension or revocation of the registration of or licenses or for any limitation on the activities of the Company or any its affiliates as, an investment advisor (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. Neither the Company or any of its affiliates, nor to the knowledge of the Company, any "associated person of a broker or dealer" (as defined in the

         Exchange Act) of the Company or any of its affiliates, is ineligible pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person to a registered broker-dealer or is subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or otherwise ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer.

                        (vii) Each of the Company's insured depository institution subsidiaries is "well-capitalized" (as that term is defined at 12 C.F.R. 225.2(r)(2)(i)) and "well managed" (as that term is defined at 12 C.F.R. 225.81(c)), and each institution's examination rating under the Community Reinvestment Act of 1977 is satisfactory or outstanding.

                        (viii) The business and operations of the Company and of each of the Company's subsidiaries through which the Company conducts its finance activities (including mortgage banking and mortgage lending activities and consumer finance activities, which consumer finance activities include direct and indirect automobile lending, banking, home equity operations and consumer financial services (together the "Company Finance Subsidiaries")) have been conducted in compliance in all material respects with all applicable statutes and regulations regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other Federal, state, local and foreign laws regulating lending ("Finance Laws"), and have complied in all material respects with all applicable collection practices in seeking payment under any loan or credit extension of such subsidiaries. In addition, there is no pending or, to the knowledge of the Company, threatened charge by any Governmental Entity that any of the Company Finance Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any Governmental Entity with respect to possible violations of, any applicable Finance Laws where such violations would, individually or in the aggregate, have a material adverse effect on the Company.

                        (ix) Since December 31, 1999, neither the Company nor any of its subsidiaries, nor to the knowledge of the Company any other person acting on behalf of the Company or any of its subsidiaries that qualifies as a "financial institution" under the U.S. Anti-Money Laundering laws has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering laws ("Unlawful Gains"), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains. The

         Company and each of its subsidiaries that qualifies as a "financial institution" under the U.S. Anti-Money Laundering laws has, during the past three years, implemented in all material respects such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. Anti-Money Laundering laws and the rules and regulations issued thereunder.

                (i) Litigation. Except as set forth in Section 3.1(i) of the Company Disclosure Schedule, which contains a true and current summary description of any pending and, to the Company's knowledge, threatened material litigation, action, suit, proceeding, investigation or arbitration, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies requested as of the date hereof, no material action, demand, charge, requirement or investigation by any Governmental Entity and no material litigation, action, suit, proceeding, investigation or arbitration by any person or Governmental Entity, in each case with respect to the Company or any of its subsidiaries or any of their respective properties or Permits, is pending or, to the knowledge of the Company, threatened. Except as set forth in
Section 3.1(i) of the Company Disclosure Schedule or as contemplated by the LTWs, the CALGZs, the CALGLs and the 1998 Merger Agreement, no person is entitled, directly or indirectly, to participate or receive any portion of any recovery, settlement or award granted in respect of any litigation, action, suit, proceeding or arbitration in which the Company or any of its subsidiaries is plaintiff or claimant.

                (j) Taxes. For purposes of this Section 3.1(j) any reference to the Company or the Company's subsidiaries shall be deemed to include a reference to the Company's predecessors or the Company's subsidiaries' predecessors, respectively, except where inconsistent with the language of this
Section 3.1(j).

                        (i)      Each of the Company and each of its
         subsidiaries has (A) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete;
         (B) timely paid in full (or there has been timely paid in full on its behalf) all income and other material Taxes required to have been paid by it; and (C) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company's audited consolidated balance sheet as of December 31, 2001 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP to cover all Taxes accrued or accruable through the date thereof.

                        (ii) There are no material Liens for Taxes upon any property or assets of the Company or any subsidiary of the Company, except for Liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate reserves have been established in the Company's audited consolidated financial statements in accordance with GAAP).

                        (iii) Each of the Company and its subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable laws.

                        (iv) As of the date of this Agreement, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries, and neither the Company nor any subsidiary of the Company has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

                        (v) Neither the Company nor any of its subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

                        (vi) Other than in the ordinary course of business, and except as provided in Section 3.1(j)(vi) of the Company Disclosure Schedule, which may be delivered to Parent no later than 30 days after the date hereof, neither the Company nor any of its subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns has been given by or on behalf of the Company or any of its subsidiaries.

                        (vii) Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes.

                        (viii) The Federal income Tax Returns of the Company and each of its subsidiaries have been examined and any disputes relating thereto have been settled with the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 1988.

                        (ix) Neither the Company nor any of its subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return (other than Tax Returns which include only the Company and any of its subsidiaries) provided for under the laws of the

         United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year ending after December 31, 1988.

                        (x) No election under Section 341(f) of the Code has been made by the Company or any of its subsidiaries.

                        (xi) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

                        (xii) Except as provided in Section 3.1(j)(xii) of the Company Disclosure Schedule, which may be delivered to Parent no later than 30 days after the date hereof, neither the Company nor any of its subsidiaries have agreed, or is required, to make any material adjustment under Section 481 of the Code affecting any taxable year ending after December 31, 1997.

                        (xiii) Except as disclosed in Section 3.1(j)(xiii) of the Company Disclosure Schedule, there have not been, within two years of the date of this Agreement, any (i) redemptions by the Company or any of its subsidiaries, (ii) transfers or dispositions of property by the Company or any of its subsidiaries for which the Company or its subsidiary did not receive adequate consideration, (iii) distributions to the holders of Company Common Stock with respect to their stock other than distributions of cash in the ordinary course of business,
         (iv) distributions of cash with respect to the LTWs, (v) distributions of cash or stock with respect to the CALGZs or CALGLs, or (vi) distributions of cash or stock with respect to Section 1.6(a), Section 1.6(b) or Section 1.6(c) of the 1998 Merger Agreement.

                        (xiv) No claim has been made in writing by any Governmental Entities in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

                        (xv)     Each of the Company and each of its
         subsidiaries has made available to Parent correct and complete copies of (i) all of their material Tax Returns filed within the past three years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past five years relating to the Federal, state, local or foreign Taxes due from or with respect to the Company or any of its subsidiaries, and (iii) any closing letters or agreements entered into by the Company or any of its subsidiaries with any Governmental Entities within the past five years with respect to Taxes.

                        (xvi) Neither the Company nor any of its affiliates or subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                        (xvii) Neither the Company nor any of its subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Company and its subsidiaries no such deficiency or assessment is proposed.

                        (xviii) Preferred Capital Corp. ("PCC") (f/k/a California Federal Preferred Capital Corporation f/k/a First Nationwide Preferred Capital Corporation (A) was formed in 1996 and included in the 1996 consolidated Federal income tax return of the affiliated group of which Mafco Holdings Inc. was the common parent, (B) has been at all times since January 1, 1997 a "real estate investment trust" ("REIT") as defined in Section 856(a) of the Code, (C) has met at all times since January 1, 1997 the requirements of Section 857(a) of the Code,
         (D) has not been at any time since January 1, 1997 described in Section 856(c)(6) of the Code, (E) has not had at any time since January 1, 1997 any "net income derived from prohibited transactions" within the meaning of Section 857(b)(6) of the Code and (F) has not issued any stock or securities as part of a multiple party financing transaction described in IRS Notice 97-21, 1997-11 I.R.B. 2, or Treasury Regulations Section 1.7701(l)-3.

                        (xix) For purposes of this Agreement (A) "Tax" or "Taxes" shall mean (I) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts,
         (II) any liability for the payment of any amounts described in (I) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (III) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (I) or (II), and (B) "Tax Return" shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

                (k)      Employee Benefit Plans.

                        (i) Section 3.1(k) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement or arrangement with any director or former director of the Company or any of its subsidiaries or any Employee and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company is a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any Employee or any director or former director of the Company or any of its subsidiaries (the "Plans"). Section 3.1(k)(i) of the Company Disclosure Schedule identifies each of the Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Code (the
         "Title IV Plans"). Neither the Company nor any subsidiary of the Company has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan other than as may be required by the terms of such Plan or applicable law.

                        (ii) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents:

                        (A) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof);

                        (B)      a copy of the most recent annual
                  report and actuarial report, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

                        (C) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

                        (D)      if the Plan is funded through a trust
                  or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

                        (E) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

                        (iii) All contributions required to have been made with respect to any Plan have been paid when due. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any affiliate or the Company or any subsidiary of the Company relating to, or change in the Plan provisions relating to employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof, except as required by applicable law or previously disclosed contractual commitment as set forth in Section 3.1(k)(iii) of the Company Disclosure Schedule.

                        (iv) Neither the Company nor any ERISA Affiliate contributes to, or is obligated to contribute to, a "multiemployer pension plan," as defined in Section 3(37) of ERISA nor has the Company or any ERISA Affiliate, during the five year period prior to the date hereof been obligated, to contribute to such plan for which the Company or any of its subsidiaries could reasonably be expected to have any material liability.

                        (v) Neither the Company or any subsidiary of the Company, any Plan, any trust created thereunder, nor, to the knowledge of the Company, any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any subsidiary of the Company, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either any material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

                        (vi) Each Plan has been operated and administered in accordance with its terms and applicable law in all material respects, including but not limited to ERISA and the Code.

                        (vii) The IRS has issued a favorable determination letter with respect to each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code that has not been revoked, and, to the knowledge of the Company no circumstances exist that could adversely affect the qualified status of any such plan and the exemption under Section 501(a) of the Code of the trust maintained thereunder. Each Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements in all material respects.

                        (viii) With respect to any plan subject to Title IV of ERISA, to which the Company or any ERISA Affiliate made, or was required to make, contributions on behalf of any Employee or any director or former director during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date, (a) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and (b) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due).

                        (ix) The PBGC has not instituted proceedings to terminate any Title IV Plan and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted. With respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits. No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year.

                        (x)      No Plan provides medical, surgical,
         hospitalization, death or similar benefits (whether or not insured) for

         Employees for periods extending beyond their retirement or other termination of service, other than (i)coverage mandated by applicable law, (ii) death benefits under any "pension plan," (iii) benefits the full cost of which is borne by the Employee (or his beneficiary) or
         (iv) Plans that can be amended or terminated by the Company without consent.

                        (xi) No material amounts payable under the Plans will fail to be deductible for Federal income tax purposes by virtue of Section 162(m) of the Code.

                        (xii) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or
         (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                        (xiii) There are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan by any Employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                        (xiv)    Except with respect to Employees listed on
         Section 3.1(k)(xiv) of the Company Disclosure Schedule, no person will be entitled to a "gross up" or other similar payment in respect of excise taxes under Section 4999 of the Code with respect to the transactions contemplated by this Agreement.

                        (xv) To the extent that the Company or any of its subsidiaries is deemed to be a fiduciary with respect to any Plan that is subject to ERISA, the Company or such subsidiary (1) during the past five years has complied with the requirements of ERISA and the Code in the performance of its duties and responsibilities with respect to such employee benefit plan and (2) has not knowingly caused any of the trusts for which it serves as an investment manager, as defined in
         Section 3(38) of ERISA, to enter into any transaction that would constitute a "prohibited transaction" under Section 406 of ERISA or
         Section 4975 of the Code, with respect to any such trusts, except for transactions that are the subject of a statutory or administrative exemption.

                (l) Labor Matters. There are no labor or collective bargaining agreements to which the Company or any subsidiary of the Company is a party. There is no union organizing effort pending or, the Company's knowledge, threatened against the Company or any subsidiary of the Company. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union Employees), work slowdown, stoppage or lockout pending or, to the Company's knowledge, threatened against the Company or any subsidiary of the Company. There is no material unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company (other than routine employee grievances). The Company and its subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

                (m) Environmental Liability. Except as set forth in the Company Filed SEC Documents and except as would not have a material adverse effect on the Company, there are no pending or threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, notices, private environmental investigations or remediation activities or governmental investigations of any nature (including, without limitations, claims of alleging potential liability for investigating costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries or penalties) by any person or entity (collectively, "Environmental Claims") or any conditions or circumstances that could form the basis of any Environmental Claim seeking to impose on the Company or any of its subsidiaries, or that reasonably could be expected to result in the imposition on the Company or any of its subsidiaries of, any liability or obligation arising under applicable common law standards relating to pollution or protection of the environment, human health or safety, or under any local, state or Federal environmental statute, regulation, ordinance, decree, judgment or order relating to pollution or protection of the environment, human health or safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries as a result of the transactions contemplated by this Agreement.

                (n)      Intellectual Property.

                        (i) Section 3.1(n)(i) of the Company Disclosure Schedule sets forth, for the Intellectual Property (as defined below) owned by the Company or any of its subsidiaries, a complete and accurate list of all material U.S. and foreign (A) patents and patent applications, (B) trademark or service mark registrations and applications, (C) copyright registrations and applications, and (D) Internet domain names. The Company or one of its subsidiaries owns or has the valid right to use all material patents and patent applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other material proprietary rights (collectively, the "Intellectual Property"), used in the business of the Company as it currently is conducted. "Software" means any and all
         (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing.

                        (ii) All of the material Intellectual Property owned by the Company or one of its subsidiaries is free and clear of all Liens. The Company or one of its subsidiaries is listed in the records of the appropriate United States, state or foreign agency as, the sole owner of record for each application and registration listed in
         Section 3.1(n)(i) of the Company Disclosure Schedule.

                        (iii)    All of the material registrations listed in
         Section 3.1(n)(i) of the Company Disclosure Schedule are valid, subsisting, enforceable, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid. There is no pending or, to the Company's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations and applications listed in
         Section 3.1(n)(i) of the Company Disclosure Schedule or, to the Company's knowledge, against any other material Intellectual Property used by the Company or its subsidiaries.

                        (iv) The conduct of the Company's and its subsidiaries' business as currently conducted or planned by the Company to be conducted does not, in any material respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party.

                        (v) To the Company's knowledge, no third party is misappropriating, infringing, diluting, or violating any material Intellectual Property owned by or licensed to or by the Company or its subsidiaries and no such claims have been made against a third party by the Company or its subsidiaries.

                        (vi) Each material item of Software, which is used by the Company or its subsidiaries in connection with the operation of their businesses as currently conducted, is either (A) owned by the Company or its subsidiaries, (B) currently in the public domain or otherwise available to the Company without the need of a license, lease or consent of any third party, or (C) used under rights granted to the

         Company or its subsidiaries pursuant to a written agreement, license or lease from a third party.

                (o) Insurance Matters. The Company and its subsidiaries have all material primary, excess and umbrella policies of general liability, fire, workers' compensation, products liability, completed operations, employers, liability, health, bonds, earthquake and other forms of insurance providing insurance coverage that is customary in amount and scope for other companies in the industry in which they operate, are in full force and effect on the date hereof and shall be kept in full force and effect by the Company through the Effective Time. All such policies, considered collectively with other such policies providing the same type of coverage, are sufficient for compliance in all material respects with all requirements of law and of all requirements under contracts or leases to which the Company is a party. With respect to all such policies that are individually or in the aggregate material to the Company or its subsidiaries, all premiums currently payable or previously due and payable with respect to all periods up to and including the Effective Time have been paid to the extent such premiums are due and payable on or prior to the date hereof and, with respect to premiums not due or payable at or prior to the date hereof, subject to Section 4.1 of this Agreement, all premiums due and payable prior to the Effective Time, will have been paid prior to the Effective Time and no notice of cancellation or termination has been received with respect to any such policy.

                (p) Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                (q)     Transactions with Affiliates. Except as set forth in
Section 3.1(q) of the Company Disclosure Schedule there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its subsidiaries to, and neither the Company nor any of its subsidiaries is otherwise a creditor or debtor to, any stockholder, director, Employee or affiliate of the Company or any of its subsidiaries, other than as part of the normal and customary terms of such persons' employment or service as a director with the Company or any of its subsidiaries. Except as set forth in Section 3.1(q) or Section 3.1(k) of the Company Disclosure Schedule neither the Company nor any subsidiary of the Company is a party to any transaction or agreement with any affiliate, stockholder, director or executive officer of the Company or any of its subsidiaries or any material transaction or agreement with any Employee other than executive officers.

                (r) Voting Requirements. The affirmative vote at the Company Stockholders Meeting (the "Company Stockholder Approval") of a majority of the number of outstanding shares of Company Common Stock to approve and adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

                (s) Opinions of Financial Advisor. The Company has received the opinion of Goldman Sachs, dated the date hereof, to the effect that, as of such date, the aggregate Merger Consideration is fair from a financial point of view to the stockholders of the Company.

                (t) Brokers. Except for Goldman Sachs, whose fees in connection with the transactions contemplated hereby shall not exceed the amount set forth on Section 3.1(t) of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and correct copies of such arrangements which are set forth as part of the Company Disclosure Schedule.

                (u) Takeover Laws. The approval of this Agreement, the Securityholders Agreement and the Merger by the Board of Directors of the Company constitutes approval of this Agreement, the Securityholders Agreement and the Merger and the transactions contemplated hereby for purposes of Section 203 of the DGCL. Except for Section 203 of the DGCL (which has been rendered inapplicable), no "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state are applicable to the Merger or other transactions contemplated by this Agreement.

                (v)      Derivative Transactions.


                        (i) Except as would not reasonably be expected to have a material adverse effect on the Company, all Derivative Transactions (as defined herein) entered into by the Company or any of its subsidiaries were entered into in accordance with applicable rules, regulations and policies of any regulatory authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its subsidiaries, and were entered into with counter parties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and the Company and each of its subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                        (ii) For purposes of this Section 3.1(v), "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivative Transactions" shall not include any of Company Stock Options or the LTWs.

                (w)      Investment Securities and Commodities.


                        (i) Except as would not reasonably be expected to have a material adverse effect on the Company, each of the Company and its subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

                        (ii) The Company and its subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the "Policies, Practices and Procedures") which the Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, the Company has made available to Parent in writing the material Policies, Practices and Procedures.

                (x)      Loan Portfolio.


                        (i) Section 3.1(x)(i) of the Company Disclosure Schedule sets forth (A) the aggregate outstanding principal amount, as of the date hereof, of all written or oral loan agreements, notes or borrowing arrangements (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the Company or its subsidiaries (collectively, "Loans"), other than "non-accrual" Loans, and (B) the aggregate outstanding principal amount, as of April 30, 2002, of all "non-accrual" Loans.
         As of April 30, 2002, the

         Company and its subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as "Other Real Estate Owned" with an aggregate then outstanding, fully committed principal amount in excess of $320,000,000, net of specific reserves with respect to such Loans and assets, that were designated by the Company as "Special Mention", "Substandard", "Doubtful", "Loss", or words of similar import ("Criticized Assets"). Section 3.1(x) of the Company Disclosure Schedule sets forth (A) a summary of Criticized Assets as of April 30, 2002, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of the Company that, as of April 30, 2002, is classified as "Other Real Estate Owned" and the book value thereof.

                        (ii) Except as would not have a material adverse effect on the Company, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as would not have a material adverse effect on the Company, all Loans originated by the Company or its subsidiaries, and all such Loans purchased by the Company or its subsidiaries, were made or purchased in accordance with customary lending and leading standards of the Company or its subsidiaries, as applicable. Except as set forth in Section 3.1(x) of the Company Disclosure Schedule, all such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and the Company or its subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

                (y)      Real Property.


                        (i) Each of the Company and its subsidiaries has good title free and clear of all Liens to all real property (the
         "Owned Properties") owned by such entities, except for (i) Liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) such imperfections of title, easements and encumbrances, if any, as do not interfere in any material respect with the use of the property as such property is used on the date of this Agreement or (iii) mechanics' materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar Liens arising in the ordinary course of business.

                        (ii) A true and complete copy of each agreement pursuant to which the Company or any of its subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the "Leases") has heretofore been made available to Parent. Each Lease is valid, binding and enforceable against the Company or its applicable subsidiary in accordance with its terms and is in full force and effect. There are no existing defaults by the Company or any of its subsidiaries, as applicable, under any of the Leases which, in the aggregate, would result in the termination of such Leases and a material adverse effect on the Company. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Leases which, in the aggregate, would result in a material adverse effect on the Company.

                        (iii) The Owned Properties and the properties (the "Leased Properties") leased pursuant to the Leases constitute all of the real estate within which the Company and its subsidiaries conduct their respective business operations as of the date of this Agreement, except for locations the loss of which would not constitute a material adverse effect on the Company. The Owned Properties and the Leased Properties are in compliance with all laws in all material respects, except for any lack of compliance which would not result in a material adverse effect on the Company. Neither any agreement relating to the Owned Properties nor any of the Leases requires consent of any third party for the consummation of the transactions contemplated hereby except for (i) such consents which will be obtained prior to Closing, and (ii) such consents which, if not obtained, will not, in the aggregate, result in a material adverse effect on the Company.

                        (iv) A true and complete copy of each agreement pursuant to which the Company or any of its subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the "Third Party Leases") has heretofore been made available to Parent. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. There are no existing defaults by the tenant under any Third Party Lease which, in the aggregate, would result in the termination of such Third Party Leases and a material adverse effect on the Company. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Third Party Leases which, in the aggregate, would result in a material adverse effect on the Company.

            SECTION 3.2 Representations and Warranties of Parent. Except as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Parent represents and warrants to the Company as follows:

                (a)      Organization, Standing and Corporate Power.

                        (i) Each of Parent, its subsidiaries (as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act by the SEC ("significant subsidiaries")) and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted except, as to subsidiaries, for those jurisdictions where the failure to be duly organized, validly existing and in good standing, individually or in the aggregate, would not have a material adverse effect on Parent.
         Each of Parent and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a material adverse effect on Parent.

                        (ii) Merger Sub is a newly formed corporation with no material assets or liabilities, except for liabilities arising under this Agreement. Merger Sub will not conduct any business or activities other than the issuance of its stock to Parent prior to the Merger.

                (b) Capital Structure. The authorized capital stock of Parent consists of 15,000,000,000 shares of Parent Common Stock and 30,000,000 shares of preferred stock, par value $1.00 per share, of Parent ("Parent Authorized Preferred Stock"), of which, as of the date hereof, 1,600,000 shares have been designated as 6.365% Cumulative Preferred Stock, Series F ("Parent Series F Preferred Stock"), 800,000 shares have been designated as 6.213% Cumulative PreferredStock, Series G ("Parent Series G Preferred Stock"), 800,000 shares have been designated as 6.231% Cumulative Preferred Stock, Series H ("Parent Series H Preferred Stock"), 800,000 shares have been designated as 5.864% Cumulative Preferred Stock, Series M ("Parent Series M Preferred Stock"), 700,000 shares have been designated as Adjustable Rate Cumulative Preferred Stock, Series Q ("Parent Series Q Preferred Stock"), 400,000 shares have been designated as Adjustable Rate Cumulative Preferred Stock, Series R ("Parent Series R Preferred Stock"), 250,000 shares have been designated as Fixed/Adjustable Rate Cumulative Preferred Stock, Series V ("Parent Series V Preferred Stock"), 5,000 shares have been designated as Cumulative Adjustable Rate Preferred Stock, Series Y ("Parent Series Y Preferred Stock"), 987 shares have been designated as 5.321% Cumulative Preferred Stock, Series YY ("Parent Series YY Preferred Stock")
and 2,597 shares have been designated 6.767% Cumulative Preferred Stock, Series YYY ("Parent Series YYY Preferred Stock"). At the close of business on May 6, 2002: (i) 5,477,416,254 shares of Parent Common Stock were issued and outstanding; (ii) 331,997,699 shares of Parent Common Stock were held by Parent in its treasury; (iii) no shares of Parent Common Stock were held by subsidiaries of Parent; (iv) 1,600,000 shares of Parent Series F Preferred Stock were issued and outstanding; (v) 800,000 shares of Parent Series G Preferred Stock were issued and outstanding; (vi) 800,000 shares of Parent Series H Preferred Stock were issued and outstanding; (vii) 800,000 shares of Parent Series M Preferred Stock were issued and outstanding; (viii) 700,000 shares of Parent Series Q Preferred Stock were issued and outstanding; (ix) 400,000 shares of Parent Series R Preferred Stock were issued and outstanding; (x) 250,000 shares of Parent Series V Preferred Stock were issued and outstanding;
(xi) 2,262 shares of Parent Series Y Preferred Stock were issued and outstanding; (xii) 987 shares of Parent Series YY Preferred Stock were issued and outstanding; (xiii) 2,597 shares of Parent Series YYY Preferred Stock were issued and outstanding; (xiv) approximately 976.4 million shares of Parent Common Stock were reserved for issuance pursuant to the stock-based plans identified in Section 3.2(b) of the Parent Disclosure Schedule (such plans, collectively, the "Parent Stock Plans"), of which approximately 429 million shares are subject to outstanding employee stock options or other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans (collectively, "Parent Employee Stock Options"); (xv) 1,116,769 shares of Parent Common Stock are reserved for issuance pursuant to convertible securities; and
(xvi) other than as set forth above, no other shares of Parent Authorized Preferred Stock have been designated or issued. All outstanding shares of capital stock of Parent are, and all shares thereof which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(b) and except for changes since May 6, 2002 resulting from the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans, Parent Employee Stock Options or Parent Convertible Securities and other rights referred to in this Section 3.2(b), as of the date hereof, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent or any Parent subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent, (C) any warrants, calls, options or other rights to acquire from Parent or any Parent subsidiary, and any obligation of Parent or any Parent subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or other ownership interests of Parent, and (y) there areno outstanding obligations of Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. As of the date hereof, there are no outstanding
(A) securities of Parent or any Parent subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or other ownership interests in any Parent subsidiary, (B) warrants, calls, options or other rights to acquire from Parent or any Parent subsidiary, and any obligation of Parent or any Parent subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Parent subsidiary or (C) obligations of
                                       40

Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Parent subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Parent does not own any shares of Company Common Stock.

                (c) Authority; Noncontravention. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate and shareholder action on the part of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub, respectively, in accordance with their terms except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the courts for which any proceeding therefor may be brought. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent, (ii) the certificate of incorporation or by-laws of the comparable organizational documents of any of its significant subsidiaries or Merger Sub, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or any of its subsidiaries or their respective properties or assets or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent or (y) reasonably be expected to materially impair or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by Parent under the HSR Act, and filing of a copy of the application to the Federal Reserve Board pursuant to
Section 7A(c)(8) of the HSR Act; (2) the filing with the SEC of (A) the Form S-4 and the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this
                                       41

Agreement and the transactions contemplated hereby; (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Parent and its subsidiaries are qualified or licensed to do business or state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE and the Pacific Stock Exchange (the "PSX") to permit the shares of Parent Common Stock to be issued in the Merger and under the Company Stock Plan to be listed on the NYSE and PSX; (5) the approval of the Federal Reserve under Section 4(j) of the Bank Holding Company Act; and (6) filings in respect of, and approvals and authorizations of, any Governmental Entity having jurisdiction over the consumer lending, banking, insurance or other financial services businesses.

                (d) Parent Documents. Since January 1, 1999, Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (the "Parent SEC Documents"). As of their respective filing dates, (i) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and (ii) none of the Parent SEC Documents when filed (or when amended and restated and as supplemented by subsequently filed Parent SEC Document) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to other adjustments described in the notes to such unaudited statements). Except (A) as reflected in Parent's unaudited balance sheet as of March 31, 2002 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business since March 31, 2002 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature other than liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent.

                (e) Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the

Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, in either case, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

                (f) Brokers. No broker, investment broker, financial advisor or other person is entitled to a broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                (g) Tax Matters. Neither Parent nor any of its affiliates or subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could prevent the Merger from qualifying as a "reorganization" within the meaning of
Section 368(a) of the Code.

                (h)      Compliance with Laws.

                        (i) Except as set forth in the Parent SEC Document filed and publicly available prior to the date hereof, and except as would not have a material adverse effect on Parent, each of Parent and its subsidiaries is, and for the last five years has been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, permits, rules, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to Parent or its subsidiaries.

                        (ii) Except as would not reasonably be expected to have a material adverse effect on Parent, neither Parent nor any of its subsidiaries is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or, except as would not have a material adverse effect on Parent, is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that restricts in any respect the conduct of its business or, except as would not have a material adverse effect on Parent, that in any manner currently relates to its capital adequacy, its policies, its management or its business currently (each, a "Parent Regulatory Agreement"), nor has Parent or any of its subsidiaries or affiliates (A) to its knowledge, been advised since January 1, 2001 by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement that is reasonably be expected to have a material adverse effect on Parent or (B) have knowledge of any pending or threatened regulatory investigation that would result in a material adverse effect on Parent.

                (i) Litigation. Except as described in the Parent SEC Document filed and publicly available prior to the date hereof, as of the date hereof there are no pending or, to Parent's knowledge, threatened litigations, actions, suits, proceedings, investigations or arbitrations with respect to Parent or any of its subsidiaries or any of their respective properties that would result in a material adverse effect on Parent.

                (j) Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date hereof, since December 31, 2001, (A) there has not been any material adverse change in Parent or (B) there are not, to Parent's knowledge, any facts, circumstances or events that make it reasonably likely that Parent will not be able to fulfill its obligations under this Agreement in all material respects.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

           SECTION 4.1 Conduct of Business by the Company. Except as set forth in Section 4.1 of the Company Disclosure Schedule, except as otherwise expressly contemplated by this Agreement or except as consented to by Parent in writing or required by applicable law or regulation, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, pay their respective material debts and material Taxes when due, pay or perform their other respective material obligations when due, and, use all commercially reasonable efforts consistent with the other terms of this Agreement to preserve intact their current business organizations, use all commercially reasonable efforts consistent with the other terms of this Agreement to keep available the services of their current officers and employees and preserve their relationships with those persons having business dealings with them, all with the goal of preserving unimpaired their goodwill and ongoing businesses at the Effective Time. Without limiting the generality of the foregoing, senior officers of Parent and the Company shall meet on a reasonably regular basis to review the financial and operational affairs of the Company and its subsidiaries, in accordance with applicable law, and the Company shall give due consideration to Parent's input on such matters, consistent with Section 4.5 hereof, with the understanding that Parent shall in no event be permitted to exercise control of the Company prior to the Effective Time. Except as expressly contemplated by this Agreement, except as disclosed in Section 4.1 of the Company Disclosure Schedule, or except as consented to by Parent in writing or required by applicable law or regulation, after the date hereof the Company shall not, and shall not permit any of its subsidiaries to:

                        (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent,

         (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly cash dividends not to exceed $0.10 on the Company Common Stock and regular cash dividends on the REIT Preferred Stock of Preferred Capital Corp. and pursuant to the terms of the LTWs and the CALGZs and the CALGLs), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms, or pursuant to the terms of the LTWs or pursuant to
         Section 1.6 of the 1998 Merger Agreement, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries, other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms, pursuant to the terms of the LTWs or pursuant to
         Section 1.6 of the 1998 Merger Agreement);

                        (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including, without limitation, any restricted shares of Company Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including, without limitation, any Company Stock Options (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms, or (x) pursuant to the terms of the LTWs or pursuant to Section 1.6(a) or (b) of the 1998 Merger Agreement, or (y) to the extent contemplated by
         Section 6(c)(iii)(A) of the Securityholders Agreement, pursuant to
         Section 1.6(c) of the 1998 Merger Agreement);

                        (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

                        (iv) (A) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any person, or otherwise acquire or agree to acquire any assets for consideration in excess of $1,000,000 in any one transaction or series of related transactions or $5,000,000 in the aggregate, except for investment securities and mortgage and automobile loans purchased in the ordinary course of business and except for foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business
                                       45
         consistent with past practice or (B) open, close, sell or acquire any branches;

                        (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than securitizations and other transactions in the ordinary course of business and consistent with past practices or create any security interest in such assets or properties;

                        (vi) except for borrowings under existing credit facilities or lines of credit or refinancing of indebtedness outstanding on the date hereof not to exceed $100,000,000 and except for the incurring of deposit liabilities in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or, other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any person other than its wholly owned subsidiaries and as a result of ordinary advances and reimbursements to employees and endorsements of banking instruments;

                        (vii) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles, or change in any material respect any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company for the taxable year ending December 31, 2000, except as required by changes in law or regulation;

                        (viii) change in any material respects its investment or risk management or other similar policies of the Company or any of its subsidiaries;

                        (ix) make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that for purposes of this subparagraph (ix), "material" shall mean affecting or relating to $5 million of taxable income;

                        (x) create, renew or amend, or take any other action that may result in the creation, renewal, or amendment, of any agreement or contract or other binding obligation of the Company or its subsidiaries containing (A) any non-de-minimis restriction on the ability of the Company and its subsidiaries, taken as a whole, to conduct its business as it is presently being conducted or (B) any non-de-minimis restriction on the Company or its subsidiaries engaging in any type or activity or business;

                        (xi) (A) incur any capital expenditures in an annual aggregate amount in excess of $7,500,000 or (B) enter into any agreement obligating the Company to spend more than $1,000,000 annually, or $5,000,000 in the aggregate, or undertake any material commitment or material transaction of the type described in Section 3.1(f) of this Agreement, other than in the ordinary course of business consistent with past practice;

                        (xii) amend or otherwise modify, except in the ordinary course of business, or knowingly violate in any material respect the terms of, any of the Company Material Contracts or other binding material obligations of the Company or its subsidiaries;

                        (xiii) except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, its interest in any material corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

                        (xiv) (A) grant to any current or former director, executive officer or other Employee of the Company or its subsidiaries any increase in compensation, bonus or other benefits, except for salary, wage, bonus or benefit increases to current Employees who are not executive officers and which are in the ordinary course of business, consistent with past practice, (B) grant to any such current or former director, executive officer or other Employee of the Company any increase in severance or termination pay, (C) enter into, or amend, or take any action to clarify any provision of, any Plan or any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or other Employee except as required by applicable law or (D) modify any Company Stock Option;

                        (xv) except pursuant to agreements or arrangements in effect on the date hereof and disclosed in writing and provided or made available to Parent and except for compensation for service as an officer, employee or director consistent with past practice, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or the immediate family members or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

                        (xvi) agree or consent to any material agreement or material modifications of existing agreements with any Governmental Entity in respect of the operations of its business, except (i) as required by law or (ii) to effect the consummation of the transactions contemplated hereby;

                        (xvii) pay, discharge, settle, compromise or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, other than any such payment, discharge, settlement, compromise or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents, or incurred since March 31, 2002 in the ordinary course of business consistent with past practice;

                        (xviii) authorize, or commit or agree to take, any of the foregoing actions or any other action that would be reasonably likely to prevent the Company from performing or would be reasonably likely to cause the Company not to perform its covenants hereunder in all material respects;

                        (xix) issue any broadly distributed communication of a general nature to Employees (including general communications relating to benefits and compensation) or customers without the prior written approval of Parent (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby;

                        (xx) create, renew, amend or permit to expire, lapse or terminate or knowingly take any action reasonably likely to result in the creation, renewal, amendment, expiration, lapse or termination of any insurance policies referred to in Section 3.1(o), except that the Company shall be permitted to take any such action without Parent's consent in the event that Parent shall fail to reasonably consent to such action; or

                        (xxi) knowingly take any action or knowingly fail to take any action which would result in any of the conditions of Article VI not being satisfied.

           SECTION    4.2 Advice of Changes. Except to the extent prohibited by
applicable law or regulation, the Company, Parent and Merger Sub shall promptly advise the other party orally and in writing to the extent it has knowledge of
(i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and
(iii) any change or event having, or which, insofar as can reasonably be foreseen, could have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 4.2 shall not constitute a failure to be satisfied of any condition set forth in Article VI unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure to be satisfied of a condition set forth in
Article VI.

           SECTION    4.3 No Solicitation by the Company. (a) Except as
otherwise provided in this Section 4.3, until the earlier of the Effective Time and the date of termination of this Agreement, neither the Company, nor any of its subsidiaries or any of the officers, directors, agents, representatives or affiliates of it or its subsidiaries (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) shall (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, (iii) enter into any agreement regarding any Company Takeover Proposal or (iv) make or authorize any statement, recommendation or solicitation in support of any Company Takeover Proposal. If and only to the extent that (i) the Company Stockholders Meeting shall not have occurred, (ii) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, (iii) the Company's Board of Directors concludes in good faith that such Company Takeover Proposal constitutes a Company Superior Proposal (as defined below), (iv) such Company Takeover Proposal was not solicited by it and did not otherwise result from a breach of this Section 4.3(a), and (v) the Company provides prior written notice to Parent of its decision to take such action, the Company shall be permitted to (A) furnish information with respect to the Company and any of its subsidiaries to such person pursuant to a customary confidentiality agreement,
(B) participate in discussions and negotiations with such person, (C) subject to first complying with the provisions of Section 5.8(b) hereof, enter into a Company Acquisition Agreement and (D) effect a Change in the Company Recommendation (as defined below); provided, that at least five business days prior to taking any actions set forth in clause (C) or (D) above, the Company's Board of Directors provides Parent written notice advising Parent that the Company's Board of Directors is prepared to conclude that such Company Takeover

Proposal constitutes a Company Superior Proposal and during such five business day period the Company and its advisors shall have negotiated in good faith with Parent to make adjustments in the terms and conditions of this Agreement such that such Company Takeover Proposal would no longer constitute a Company Superior Proposal and the Company's Board of Directors fully considers any such adjustment and nonetheless concludes in good faith that such Company Takeover Proposal constitutes a Company Superior Proposal. The Company, its subsidiaries and their representatives immediately shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Company Takeover Proposal.

                  For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Company Superior Proposal" means any proposal made by a third party (A) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, sale, lease, exchange, transfer or other disposition (including a contribution to a joint venture), dissolution or similar transaction, for consideration consisting of cash and/or securities, 100% of the combined voting power of the shares of the Company's capital stock then outstanding or 100% of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole and (B) which is otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with (i) either Goldman Sachs & Co. or another nationally recognized investment banking firm and (ii) outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal,
(i) if consummated would result in a transaction that is more favorable to the Company's stockholders than the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

                (b) Except as expressly permitted by this Section 4.3, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of the Agreement, the Merger or the Company Recommendation (as defined in Section 5.1(d)) or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such approval or Company Recommendation (collectively, a "Change in the Company Recommendation"), (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. For purposes of this Agreement, a Change in the Company Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by the Company Board of a Company Takeover Proposal, or any failure by the Company Board to recommend against a Company Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of the Company, to the extent that it determines in good faith, after consultation with outside counsel, that in light of a Company Superior Proposal it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, may terminate this Agreement solely in order to concurrently enter into a Company Acquisition Agreement with respect to any Company Superior Proposal, but only at a time that is after the fifth business day following Parent's receipt of the written notice specified in Section 4.3(a) and compliance by the Company with the terms of Sections 4.3(a) and 5.8(b).

                (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company shall immediately advise Parent orally and in writing of any request for information relating to a Company Takeover Proposal, or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal, and shall promptly provide a copy of any written request or Company Takeover Proposal to Parent. The Company will keep Parent promptly informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

                (d) Nothing contained in this Section 4.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would violate its obligations under applicable law; provided, however, any such disclosure relating to a Company Takeover Proposal shall be deemed to be a Change in the Company Recommendation unless the Board of Directors of the Company reaffirms the Company Recommendation in such disclosure.

           SECTION 4.4 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to: (i) timely file (taking into account any extensions of time within which to file) all Tax Returns ("Post-Signing Returns") required to be filed by it and such Post-Signing Returns shall be prepared in a manner reasonably consistent with past practice; (ii) timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (iii) accrue a reserve in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which no Post-Signing Return is due prior to the Effective Time; and (iv) promptly notify Parent of any material suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company or any of its subsidiaries in respect of any Tax matter, including (without limitation) Tax liabilities and refund claims.

            SECTION 4.5 Transition. Commencing following the date hereof, Parent and the Company shall, and shall cause their respective subsidiaries to, use their reasonable best efforts to facilitate the integration of the Company and its subsidiaries, including the Bank, with the businesses of Parent and its subsidiaries to be effective as of the Closing Date. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its subsidiaries in the ordinary course of business, the Company shall cause the employees and officers of the Company and its subsidiaries, including the Bank, to use their reasonable best efforts to provide support, including support from its outside contractors, and to assist Parent in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing.

            SECTION 4.6 No Fundamental Changes in the Conduct of Business by Parent. Except as set forth in Section 4.6 of the Parent Disclosure Schedule, except as otherwise expressly contemplated by this Agreement or except as consented to by the Company in writing or required by applicable law or regulation, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of it subsidiaries to:

                        (i) except as contemplated hereby, amend its certificate of incorporation or by-laws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock; provided that the authorization or issuance of preferred stock in a manner that would not require Parent stockholder approval shall not be deemed to violate this clause (i);

                        (ii) enter into any agreement to acquire all or substantially all of the capital stock or assets of any other person or business unless such transaction would not materially delay or impede the consummation of the Merger;

                        (iii) knowingly take any action or knowingly fail to take any action which would result in any of the conditions of Article VI not being satisfied;

                        (iv) authorize, or commit or agree to take, any of the foregoing actions or any other action that would be reasonably likely to prevent Parent from performing or would be reasonably likely to cause Parent not to perform its covenants hereunder in all material respects; or

                        (v) directly purchase or otherwise acquire any shares of Company Common Stock.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            SECTION 5.1 Preparation of the Form S-4, Proxy Statement; Stockholders Meeting.

                (a) As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to holders of Company Common Stock as promptly as practicable after the Form S-4 is declared effective.

                (b) If at any time prior to the Effective Time there shall occur
(i) any event with respect to the Company or any of its subsidiaries, or with respect to other information supplied by Company for inclusion in the Form S-4 or the Proxy Statement or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Form S-4 or the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement, to the Form S-4 or the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company.

                (c) Each of the Company and Parent shall promptly notify the other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between the Company or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company and Parent shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 and the Proxy Statement as promptly as practicable. The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Proxy Statement, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.

                (d) The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Company Stockholders Meeting in accordance with the DGCL for the purpose of obtaining the Company Stockholder Approval and subject to
Section 4.3, the Board of Directors of the Company shall recommend to the Company's stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the "Company Recommendation"). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal. Notwithstanding any Change in the Company Recommendation, unless otherwise directed in writing by Parent, this Agreement and the Merger shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve the Company of such obligation.

                (e) The Company shall coordinate and cooperate with Parent with respect to the timing of the Company Stockholders Meeting.

            SECTION 5.2 Letters of the Company's Accountants. The Company shall cause to be delivered to Parent two letters from the Company's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            SECTION 5.3 Letters of Parent's Accountants. Parent shall cause to be delivered to the Company two letters from Parent's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            SECTION 5.4 Access to Information; Confidentiality. Subject to the Agreement dated as of April 4, 2002 (executed as of April 8, 2002) between Parent and the Company (the "Confidentiality Agreement"), and subject to applicable law, the Company shall, and shall cause its subsidiaries to, afford Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. In addition, the Company will deliver, or cause to be delivered, to Parent the internal or external reports prepared by the Company and/or its subsidiaries in the ordinary course that are reasonably required by Parent promptly after such reports are made available to the Company's personnel. No review pursuant to this Section 5.4 shall affect any representation or warranty given by the Company to Parent. Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

            SECTION    5.5 Reasonable Best Efforts. (a) Subject to the terms and
conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                (b) In connection with and without limiting the foregoing, the Company and Parent shall (i) use their reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Merger or any other transaction contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

                (c) In connection with and without limiting the foregoing, the Company and Parent shall use their reasonable best efforts to effect the combination (the "Bank Combination") of the Bank with Citibank FSB, or another banking subsidiary of Parent, including, without limitation, the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities (including the OTS Approval) and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including the OTS Approval).

                (d) At the reasonable request of Parent, the Company and its subsidiaries shall use their reasonable best efforts and cooperate with Parent in order to permit all of the indebtedness outstanding under the Indenture, dated as of August 6, 1998, between Mercury State Holdings Inc. and The Bank of New York, as trustee (including any amendments and supplemental indentures, the "Indenture"), to be called for redemption and redeemed as promptly as possible following the Closing. In furtherance thereof, the Company and its subsidiaries agree to request that The Bank of New York consent to shorten the notice period required pursuant to Section 3.02 of the Indenture from 60 days to 30 days or agree to accept a redemption notice that is conditioned upon the consummation of the Merger.

            SECTION    5.6 Company Equity-Based Incentives. (a) As of the
Effective Time, each outstanding Company Stock Option representing a right to receive Company Common Stock upon exercise of such Company Stock Option shall be converted into an option (an "Adjusted Option") to purchase the number of shares of Parent Common Stock (rounded to the nearest whole number of shares of Parent Common Stock) equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price per share (rounded to the nearest whole cent) equal to the exercise price for each such share of Company Common Stock subject to such Company Stock Option divided by the Exchange Ratio, and references in each such option to the Company shall be deemed to refer to Parent, where appropriate; provided, however, Parent shall assume the obligations of the Company under the applicable Company Stock Plan and agreements under which the Adjusted Option was originally granted, subject to the adjustments required by this Section 5.6(a). The other terms of each such Adjusted Option, and the plans under which they were issued, shall continue to apply in accordance with their terms. Notwithstanding anything contained herein to the contrary, with respect to the Company Stock Options granted under the LTIP, (i) the rights with respect to LTWs attached to such Company Stock Options shall continue in full force and effect following the Effective Time, with such LTWs to be adjusted in accordance with Section 2.6 hereof, (ii) the exercise price of such Company Stock Options relating to such LTWs shall be adjusted to include the adjusted LTW exercise price in lieu of the current LTW exercise price and (iii) such Company Stock Options to be subject to adjustment following the Effective Time in accordance with the special LTW anti-dilution provision of the LTIP upon the exercise of any such Company Stock Option on or after the Triggering Event (as defined in the Warrant Agreement). Notwithstanding the foregoing, in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under
Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code.

                (b) The Company shall adopt such resolutions and take all such other actions as may be required to permit the transactions contemplated by this Section 5.6, including, but not limited to the conversion of shares of Company Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock on a basis consistent with the transactions contemplated by this Agreement.

                (c) Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the plans referred to in this Section 5.6 and (ii) issue or cause to be issued the appropriate number of shares of Parent Common Stock pursuant to applicable plans upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded. As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent's obligations under this Section 5.6.

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


                (d) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to awards granted under the Company Stock Plans.

                (e) Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including derivative securities with respect to Company Common Stock or Parent Common Stock) resulting from the transactions contemplated by Article I and II or Section 5.6 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or by each individual, if any, who will be so subject, immediately following the Effective Time, with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

            SECTION 5.7 Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any existing indemnification agreements or arrangements of the Company and its subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time.

                (b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its subsidiaries or their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

                (c) For six years after the Effective Time, the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, that the Surviving Corporation may substitute therefor policies of Parent or its subsidiaries

(including self insurance) containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.7(c) in excess of 200% of the aggregate premiums paid by the Company in 2001 on an annualized basis for such purpose and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                (d) Parent shall cause the Surviving Corporation or any successor thereto, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this
Section 5.7. The provisions of this Section 5.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other person named herein and his or her heirs and representatives.

            SECTION 5.8   Fees and Expenses. (a) Except as provided in this
Section 5.8 or in Section 5.14, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Subject to Section 5.14, the Company shall not become or agree to become liable for any fees and expenses related to work performed on behalf of its major stockholders.

                (b) (i) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), then, upon such termination, the Company shall pay Parent a fee equal to $117,500,000 by wire transfer of same day funds within two business days after such termination; furthermore, if, prior to the date that is twelve (12) months after the date of such termination the Company consummates a Company Takeover Proposal or enters into a Company Acquisition Agreement (provided that, for purposes of this Section 5.8(b)(i), the percentage referred to in the definition of Company Takeover Proposal shall be 50% or more and any reference in such definition to any merger, consolidation, business combination, recapitalization or substantially similar transaction involving the Company shall mean any such transaction in which the stockholders of the Company immediately prior to such transaction, as a group, own less than a majority of the outstanding common stock or other ownership interests of the Company or the surviving or resulting corporation in such transaction or, as applicable, the publicly traded parent corporation thereof, immediately following such transaction (and shall not include any such transaction solely with a wholly owned subsidiary and not involving the Company), and any references to liquidation or dissolution shall not include any such transaction not undertaken in connection with any third-party transaction of the type contemplated above), then the Company shall, on the date such Company Takeover Proposal is consummated or such Company Acquisition Agreement is entered into, pay Parent a fee equal to $117,500,000 by wire transfer of same day funds.

                        (ii) In the event that (A) a Pre-Termination Takeover Proposal Event (as defined below) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(ii) and (B) prior to the date that is twelve (12) months after the date of such termination the Company consummates a Company Takeover Proposal or enters into a Company Acquisition Agreement (provided that for purposes of this Section 5.8(b)(ii), the percentage referred to in the definition of Company Takeover Proposal shall be 50% or more and any reference in such definition to any merger, consolidation, business combination, recapitalization or substantially similar transaction involving the Company shall mean any such transaction in which the stockholders of the Company immediately prior to such transaction own less than a majority of the outstanding common stock or other ownership interests of the Company or the surviving or resulting corporation in such transaction immediately following such transaction (and shall not include any such transaction solely with a wholly owned subsidiary and not involving the Company), and any references to liquidation or dissolution shall not include any such transaction not undertaken in connection with any third-party transaction of the type contemplated above), then the Company shall, on the date such Company Takeover Proposal is consummated or such Company Acquisition Agreement is entered into, pay Parent a fee equal to $235,000,000 by wire transfer of same day funds.

                        (iii) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d), then concurrently with such termination, the Company shall pay to Parent a fee equal to $235,000,000 by wire transfer of same day funds.

                        (iv) For purposes of this Section 5.8(b), a "Pre-Termination Takeover Proposal Event" shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Company Takeover Proposal shall have been made known to the Company or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, and such Company Takeover Proposal or public announcement shall not have been irrevocably withdrawn not less than five business days prior to the Company Stockholders Meeting. The Company acknowledges that the agreements contained in this Section 5.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 5.8(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 5.8(b), the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.


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            SECTION 5.9   Public Announcements. Parent and the Company will
consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements and any broadly distributed internal communications with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange and except for any discussions with rating agencies. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

            SECTION 5.10 Affiliates. Concurrently with the execution of this Agreement (or to the extent not practicable, as soon as practicable and in any event within 10 business days after the date hereof), the Company shall deliver to Parent a written agreement substantially in the form attached as Exhibit A hereto of all of the persons who are "affiliates" of the Company for purposes of Rule 145 under the Securities Act; all of such affiliates, who are affiliates as of the date of this Agreement, are identified in Section 5.10 of the Company Disclosure Schedule. Section 5.10 of the Company Disclosure Schedule shall be updated by the Company as necessary to reflect changes from the date hereof and the Company shall use reasonable best efforts to cause each person added to such schedule after the date hereof to deliver a similar agreement.

            SECTION 5.11 Stock Exchange Listing. Parent shall use best efforts to cause the Parent Common Stock issuable (i) under Article II or (ii) upon exercise of the LTWs and Adjusted Options pursuant to Section 5.6 to be approved for issuance on the NYSE and the PSX, in each case subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

            SECTION 5.12 Stockholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against the Company or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement.

            SECTION 5.13 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party and which relates to the confidentiality or information regarding the Company or its subsidiaries or which relate to securities of the Company. During such period, the Company shall use reasonably best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

            SECTION 5.14 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, real property

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


transfer gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. The Company shall pay on behalf of its stockholders any such Taxes or fees imposed by any Governmental Entity which become payable in connection with the transactions contemplated by this Agreement for which such stockholders are primarily liable and in no event shall Parent pay such amounts.

            SECTION 5.15 Employee Benefits. (a) Parent shall, or shall cause the Surviving Corporation and its subsidiaries to, (i) give those Employees who are, as of the Effective Time, employed by the Company and its subsidiaries (the "Continuing Employees") full credit for purposes of eligibility, vesting and benefit accruals (other than for purposes of benefit accruals under any defined benefit pension plan) under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any subsidiary of Parent or the Surviving Corporation for such Continuing Employees' service with the Company or any subsidiary of the Company (or any predecessor entity) to the same extent recognized by the Company and its subsidiaries, and (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and provide credit under any such welfare plan for any copayments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs.

                (b) From and after the Effective Time and through December 31 of the calendar year in which the Effective Time occurs (the "Continuation Period"), Parent shall provide, or shall cause to be provided, to the Continuing Employees compensation and employee benefit plans, programs and arrangements that are, in the aggregate, comparable to those generally provided to such employees as of the date hereof. From and after the expiration of the Continuation Period, Parent shall provide, or shall cause to be provided, to the Continuing Employees compensation and employee benefit plans, programs and arrangements that are no less favorable than those generally provided to similarly situated employees of Parent. Notwithstanding anything contained herein to the contrary, each Continuing Employee whose employment is terminated during the twelve-month period (or such longer period as may be required by the terms of the applicable Company Severance Plan as in effect on the date hereof) following the Effective Time shall be entitled to receive severance pay and benefits equal to the severance pay and benefits under the applicable severance plan of the Company listed on Section 5.15(b) of the Company Disclosure Schedule, as in effect on the date hereof.

                (c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor all Plans (including the Litigation Management Agreement, dated as of February 4, 1998, entered into by the Company and

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


the other parties thereto, as amended), as in effect on the date hereof; provided, however, nothing herein shall restrict Parent's or the Surviving Corporation's ability to amend or terminate such Plans in accordance with their terms.

            SECTION 5.16 Tax Matters. Parent and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Sections 6.2(d) and 6.3(c) hereof. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treas. Reg. Sec. 1.368-2(g). Officers of Parent, Merger Sub and the Company shall execute and deliver to Wachtell, Lipton, Rosen & Katz ("Wachtell"), counsel to the Company, and Skadden Arps, counsel to Parent, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Form S-4 and the Closing Date, in connection with their respective deliveries of opinions, pursuant to Sections 6.2(d) and 6.3(c) hereof, with respect to the Tax treatment of the Merger. None of Parent, Merger Sub or the Company shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of such certificates and representations.

            SECTION 5.17 Amendment of Warrant Agreement. The Company's Board of Directors, in accordance with Section 4.5 of the Warrant Agreement, has determined that, following the Effective Time, by virtue of the Merger, holders of LTWs shall be exercisable in respect of an amount in cash and shares of Parent Common Stock as provided for in Section 2.6 of this Agreement and, in connection therewith, the Company shall cause the Warrant Agreement to be amended and signed by Parent with the consent of the warrant agent to so provide and to provide for Parent's assumption of the Company's obligations thereunder by virtue of such determination as provided in Section 2.6.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

            SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

                (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

                (b) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and the waiting period pursuant to the HSR Act (which is addressed in Section 6.1(f)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Parent or any of their subsidiaries under applicable law or regulation to consummate the Merger, the Bank Combination and the other transactions contemplated hereby, the failure of which to be obtained or made would result in a material adverse effect on Parent's ability to conduct

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


the business in the Company in substantially the same manner as presently conducted, shall have been obtained or made, including, without limitation, approval of the Federal Reserve and the OTS Approval (all such approvals and the expiration of all such waiting periods, the "Requisite Regulatory Approvals").

                (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

                (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order shall have been entered or be pending by the SEC.

                (e) Stock Exchange Listing. The shares of Parent Common Stock issuable to the Company's stockholders (i) as contemplated by Article II or (ii) upon exercise of the LTWs and the Adjusted Options pursuant to Section
5.6 shall have been approved for listing on the NYSE and the PSX, subject to official notice of issuance.

                (f) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            SECTION 6.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no representation or warranty of the Company shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would result in a material adverse effect on the Company, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects," "material adverse change," "material adverse effect" or similar terms or phrases in any such representation or warranty.

                (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations, taken as a

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


whole, required to be performed by it at or prior to the Closing Date under this Agreement.

                (c) Regulatory Condition. No condition or requirement has been imposed by one or more Governmental Entities in connection with any required approval by them of the Merger or the Bank Combination that requires the Company or its subsidiaries to be operated in a manner that would have a material adverse effect on the Company.

                (d) Tax Opinion. Parent shall have received the opinion of Skadden, Arps, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.2(d), Skadden Arps shall have received and may rely upon the certificates and representations referred to in Section 5.16 hereof.

            SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                (a) Representations and Warranties. The representations and warranties of Parent set forth herein shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no representation or warranty of Parent shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent, has had or would result in a material adverse effect on Parent, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects," "material adverse change," "material adverse effect" or similar terms or phrases in any such representation or warranty.

                (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all material obligations, taken as a whole, required to be performed by it at or prior to the Closing Date under this Agreement.

                (c) Tax Opinion. The Company shall have received the opinion of Wachtell, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this

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


Section 6.3(c), Wachtell shall have received and may rely upon the certificates and representations referred to in Section 5.16 hereof.

            SECTION 6.4 Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 6.1,
6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.5.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and whether before or after the Company Stockholder Approval:

                (a)      by mutual written consent of Parent and the Company;

                (b)      by either Parent or the Company:

                        (i) if the Merger shall not have been consummated by the date that is twelve months following the date hereof, provided, however, that the right to terminate this Agreement pursuant to this
         Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                        (ii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

                        (iii) if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; or

                        (iv) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied the applicable Requisite Regulatory Approval and such denial has become final and nonappealable;

                (c) by Parent, if (i) the Company shall have failed to make the Company Recommendation in the Proxy Statement, (ii) the Company shall have effected a Change in the Company Recommendation in accordance with the terms hereof, (iii) the Company shall have effected a Change in the Company Recommendation in violation of the terms hereof, or (iv) the Company shall have breached its obligations under this

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


Agreement by reason of a failure to call or convene the Company Stockholders Meeting in accordance with Section 5.1(d);

                (d) by the Company in accordance with Section 4.3(b); provided, that in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, the Company shall have complied in all material respects with all provisions of Section 4.3, including the notice provisions therein, and with applicable requirements, including the payment of the fee, referred to in paragraph (b)(iii) of Section 5.8;

                (e) by Parent, if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (ii) is incapable of being cured by the Company or is not cured within 30 days of written notice thereof; or

                (f) by the Company, if Parent shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by Parent or is not cured within 30 days of written notice thereof.

                  The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision hereof pursuant to which such termination is effected.

            SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than that the provisions of Section 5.8, this Section 7.2 and Article VIII shall survive such termination, provided, however, that nothing herein (including the payment of any amounts pursuant to Section 5.8 hereof) shall relieve any party from any liability for any willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

            SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

            SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance

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


by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

            SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a)      if to Parent or Merger Sub, to

                         Citigroup Inc.
                         Corporate Law Department
                         425 Park Avenue, 2nd Fl.
                         New York, New York 10043
                         Telecopy No.:  (212) 793-7600
                         Attention:  Associate General Counsel
                                       Mergers & Acquisitions

                           with a copy to:

                                Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                                New York, New York 10036

                                Telecopy No.: (212) 735-2000
                                Attention:  Kenneth J. Bialkin, Esq.
                                            Eric J. Friedman, Esq.

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


                           if to the Company, to

                                Golden State Bancorp Inc.
                                135 Main Street
                                San Francisco, California 94105
                                Telecopy No.:  (415) 904-1157
                                Attention:  General Counsel

                           with a copy to:

                                Wachtell, Lipton, Rosen & Katz
                                51 West 52nd Street
                                New York, New York

                                Telecopy No.: (212) 403-2000
                                Attention:  Craig M. Wasserman

            SECTION 8.3     Definitions.  For purposes of this Agreement:

                (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; provided, that (x) any investment account advised or managed by such person or one of its subsidiaries or affiliates on behalf of third parties, or
(y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which such person acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed an affiliate of such person.

                (b) "Closing Parent Share Value" shall have the meaning set forth in Section 2.1(d)(iv) hereof; provided, however, if necessary to comply with any requirements of the Securities and Exchange Commission (the "SEC"), the term Closing Parent Share Value shall be deemed to mean the date which is the closest in time but prior to the Closing Date which complies with such rules and regulations.

                (c) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than (i) any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general, (ii) any change, effect, event or occurrence relating to the financial services industry to the extent not affecting such person to a materially greater extent than it affects other persons in industries in which such person competes, (iv) any change, effect, event or occurrence relating to the announcement or performance hereof and the transactions contemplated

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


hereby (including without limitation the impact thereof on relationships with customers, suppliers or employees), (v) any change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities and (vi) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally.

                (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; provided, however, that (x) any investment account advised or managed by such person or one of its subsidiaries or affiliates on behalf of third parties, or (y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which such person acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed an affiliate of such person.

                (f) "knowledge" means, (i) with respect to the Company, the knowledge of the individuals listed on Section 8.3(f) of the Company Disclosure Schedule and (ii) with respect to Parent, the knowledge of Parent's executive officers.

            SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, in the case of any agreement or instrument, such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and, in the case of statutes, such statutes as in effect on the date of this Agreement. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by

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


the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local or foreign statute or law shall be deemed to also refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

            SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

            SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.7 and Sections 2 and 3 of Schedule 3.1(q) of the Company Disclosure Schedule which shall inure to the benefit of and be enforceable by the persons referred to therein, are not intended to confer upon any person other than the parties any rights or remedies.

            SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

            SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, provided, however, that Parent may assign Merger Sub's rights and obligations, in whole or in part, under this Agreement to Parent or any other, wholly-owned, direct subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            SECTION 8.9    Consent to Jurisdiction. Each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

            SECTION 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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


            SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

            SECTION 8.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

                                     IN WITNESS WHEREOF, Parent, the Company and
Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                           CITIGROUP INC.


                                           By  /s/ Robert B. Willumstad
                                             ---------------------------
                                           Name: Robert B. Willumstad
                                           Title: President


                                           GOLDEN STATE BANCORP INC.


                                           By  /s/ Gerald J. Ford
                                             ---------------------------
                                           Name: Gerald J. Ford
                                           Title: Chairman of the Board and CEO


                                           MERCURY MERGER SUB, INC.


                                           By  /s/ Robert B. Willumstad
                                             ---------------------------
                                           Name: Robert B. Willumstad
                                           Title: President

                                                                      EXHIBIT A

                            Form of Affiliate Letter

                                                           ______________, 2002

Citigroup, Inc.
Corporate Law Department
425 Park Avenue, 2nd Fl.
New York, New York 10043
Attention:  Assistant General Counsel, M&A

Ladies and Gentlemen:

         I have been advised that I may be deemed to be an "affiliate" of Golden State Bancorp Inc., a Delaware corporation (the "Company"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger dated as of May 21, 2002 (the "Merger Agreement"), by and among Citigroup Inc., a Delaware corporation ("Parent"), Mercury Merger Sub, Inc., a Delaware corporation and a subsidiary of Parent ("Merger Sub") and the Company, the Company plans to merge with and into Merger Sub (the "Merger") with Merger Sub being the surviving corporation. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

         I further understand that, as a result of the Merger, in exchange for shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock") or upon the exercise of the Company Stock Options that will be assumed by Parent in the Merger ("Assumed Options"), I may receive common stock, par value $0.01 per share, of Parent ("Parent Common Stock").

         I have read this letter and discussed the requirements hereof to the extent I felt necessary with my counsel or counsel for the Company.

         I represent, warrant and covenant with and to Parent that in the event I receive any Parent Common Stock as a result of the Merger or the exercise of Assumed Options:

         1. I shall not make any sale, transfer, or other disposition of such Parent Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), (iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a "no-action" letter or interpretive letter from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act, or (iii) I have the right to have the legend set forth in Sections 3 and 4 below removed pursuant to Section 4 below.

         2. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Securities Act or, other than as set forth below, to take any other action necessary in order to make compliance with an exemption from such registration available.

         3. I understand that stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Common Stock issued to me as a result of the Merger or the exercise of Assumed Options and that there will be placed on the certificates, if any, for such shares, or any substitutions therefor, a legend stating in substance:

                  "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Citigroup Inc., a copy of which agreement is on file at the principal offices of Citigroup Inc."

         4. I understand that, unless the transfer by me of the Parent Common Stock issued to me as a result of the Merger or upon the exercise of Assumed Options has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates, if any, issued to my transferee:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement under, or in accordance with an exemption from the registration requirements of, the Securities Act of 1933."

         It is understood and agreed that the legends set forth in paragraphs
(3) and (4) above shall be removed by delivery of substitute certificates without such legend and/or any stop transfer instructions will be lifted (A) if one year (or such other period as may be required by Rule 145(d)(2) or any successor thereto) shall have elapsed from the date I acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) (or any successor thereto) are then available to me, (B) if two years (or such other period as may be required by Rule 145(d)(3) or any successor thereto) shall have elapsed from the date I acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) (or any successor thereto) are then available to me or (C) if I shall have delivered to Parent (i) a copy of a "no-action" letter or interpretative letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act or (ii) a written statement from me representing that that the Parent Common Stock represented by such certificates are being or have been sold in conformity with the provisions of Rule 145(d) or pursuant to an effective registration statement under the Securities Act.

         Execution of this letter should not be considered an admission on my part of "affiliate" status as described in the first paragraph of this letter agreement, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.



                                                 Very truly yours,

                                                  By: _______________________
                                                      Name:


Accepted this ____ day of
________________, 2002.

CITIGROUP INC.

By: _____________________________
      Name:
      Title: